SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)

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INTEGRA BANK CORPORATION
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(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Integra Bank Corporation
21 S.E. Third Street
Evansville, Indiana 47708
812-464-9677

April 8, 2010

Dear Fellow Shareholder:

On behalf of your Board of Directors, you are cordially invited and encouraged to attend the Annual Meeting of Shareholders of Integra Bank Corporation.   We will hold the meeting on Thursday, May 6, 2010, in the Worthington Room of Integra Bank N.A., 21 S.E. Third Street, Evansville, Indiana.  Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Shareholders and in the Proxy Statement.

Your vote is important.  Whether or not you plan to attend the meeting, please vote your shares as soon as possible to ensure they are represented at the meeting.  Please complete, sign, date and return the enclosed proxy card.  If you hold shares of Integra Bank Corporation common stock directly in your name, you may also vote by telephone or through the Internet by following the instructions described on your proxy card.

As we have done in prior years, we have added additional information to the Form 10-K and are not distributing a separate report to shareholders.  I encourage you to receive future Integra Bank Corporation proxy statements, annual reports and related materials electronically and help us save costs in producing and distributing these materials and also keep you better informed.  If you wish to receive future shareholder materials electronically or via the Internet, please refer to the last questions on page 3 and the first question on page 4 of the proxy statement for further information.

We have provided space on the proxy card for comments.  We urge you to use it to let us know your feelings about Integra Bank Corporation or to bring a particular matter to our attention.  If you hold your shares through an intermediary, please feel free to write to us directly.

Thank you for your continued interest and support of Integra Bank Corporation.

Sincerely,

Michael J. Alley
Chairman and Chief Executive Officer

INTEGRA BANK CORPORATION
21 S.E. Third Street
EVANSVILLE, INDIANA 47708

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Thursday, May 6, 2010

Time:	9:30 a.m. CT

Place:	Worthington Room
Integra Bank N.A.
21 S.E. Third Street
Evansville, Indiana 47708

Items of Business:	1.	To elect seven directors, each to serve a term expiring at the 2011 Annual Meeting of Shareholders.

	2.	To authorize the Board of Directors to amend the restated articles of incorporation to effect a reverse stock split.

	3.	To vote on an advisory (non-binding) proposal concerning our executive compensation program.

	4.	To ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for 2010.

	5.	To transact such other business that may properly be brought before the meeting.

Record Date:	You may vote at the meeting if you were a shareholder of record at the close of business on February 26, 2010.

Voting by Proxy:
If you cannot attend the annual meeting in person, you may vote your shares by telephone or over the Internet no later than 10:59 p.m. CT on May 5, 2010, (as directed on the enclosed proxy card), or by completing, signing and promptly returning the enclosed proxy card by mail.  We encourage you to vote by telephone or Internet in order to reduce our mailing and handling expenses.  If you choose to submit your proxy by mail, we have enclosed an envelope, for which no postage is required if mailed in the United States.

By Order of the Board of Directors,

Jeffrey L. Devine
Secretary
April 8, 2010

Important Notice Regarding the Availability of Proxy Materials

In accordance with the rules of the Securities and Exchange Commission, we are advising our shareholders of the availability on the Internet of our proxy materials related to the annual meeting described above.  These rules allow companies to provide access to proxy materials in one of two ways.  Because we have elected to utilize the “full set delivery” option, we are delivering paper copies of all of the proxy materials to our shareholders, as well as providing access to those proxy materials on a publicly accessible Web site.

The notice of annual meeting of shareholders, proxy statement, form of proxy card and annual report on Form 10-K are available at www.proxyvote.com.   You may obtain directions to the annual meeting by written request directed to Jeffrey L. Devine, Secretary or by telephone at 812-464-9677.

PROXY STATEMENT
TABLE OF CONTENTS

i

Outstanding Equity Awards at 2009 Fiscal Year-End	35
Option Exercises and Stock Vested in 2009	37
Potential Post-Employment Payments	37
Employment and Related Agreements	40
Other Compensation Plans	40
Equity Compensation Plan Information at 2009 Fiscal Year-End	40
Compensation of Non-Employee Directors	41

WHERE YOU CAN FIND MORE INFORMATION	43

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING	43

INCORPORATION BY REFERENCE	43

ii

INTEGRA BANK CORPORATION
21 S.E. THIRD STREET
EVANSVILLE, INDIANA 47708

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement and accompanying proxy are being provided to shareholders on or about April 8, 2010, in connection with the solicitation by the Board of Directors of Integra Bank Corporation (“Integra,” “we,” “us,” “our” or the “company”) of proxies to be voted at the 2010 annual meeting of shareholders on Thursday, May 6, 2010.

Questions and Answers About the Annual Meeting and Voting

Who may vote at the meeting?

You are entitled to vote at the meeting if you owned shares of our common stock as of the close of business on February 26, 2010, which is the record date for the meeting.  As of that date, we had 20,914,373 shares of common stock outstanding.

What are my voting rights?

Holders of our common stock are entitled to one vote per share.  Therefore, a total of 20,914,373 votes are entitled to be cast at the meeting.  There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our Bylaws, a quorum will be present if the holders of a majority of the outstanding shares of common stock, 10,457,187 shares, are present at the meeting, in person or by proxy.

What matters will be voted on at the meeting?

There are four matters to be considered at the meeting, as follows:
1.	Election of seven directors to serve until the 2011 annual meeting of shareholders;
2.	Approval of an amendment to the articles of incorporation to effect a Reverse Split;
3.	Consideration of an advisory (non-binding) proposal on our executive compensation program; and
4.	Ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for 2010.

Why is the Board asking us to authorize an amendment to the articles of incorporation to effect a reverse stock split?

The company received a letter from The Nasdaq Stock Market Inc. ("Nasdaq") on December 14, 2009, indicating that we no longer met the requirement under Rule 5450(a)(1) (the "Bid Price Rule") because the closing bid price of our common stock had been below $1.00 per share for 30 consecutive business days.  We have until June 14, 2010, to regain compliance by maintaining a minimum closing bid price of at least $1.00 per share for a minimum of ten consecutive business days.  Proposal 2, if approved, will authorize the Board to amend our restated articles of incorporation to effect a reverse stock split of the outstanding shares of our common stock within a range equal to one (1) share of common stock for each seven (7) to fifteen (15) shares.  The Board of Directors has proposed the reverse stock split for shareholder approval primarily to facilitate the continued listing of our common stock on the Nasdaq Global Stock Market.

Why is the Board asking us to cast an advisory (non-binding) vote on executive compensation?

Proposal 3, commonly known as ‘say-on-pay” vote, provides shareholders with an opportunity to express their views on our executive compensation program by voting on an advisory (non-binding) proposal as required by the U.S. Department of the Treasury's Troubled Asset Relief Program/Capital Purchase Program, which we refer to in this proxy statement as the CPP.  Before voting on Proposal 3, shareholders are urged to read the “Compensation Discussion and Analysis” section on pages 23 to 31 and the tabular and narrative disclosures that follow on pages 32 to 40.

How are votes counted?

All shares that have been properly voted, and not revoked, will be voted at the meeting in accordance with your instructions.  The election of directors will be determined by the vote of a plurality of the votes cast.  The proposal to ratify the appointment of auditors will be approved if more votes are cast in favor of it than are cast against.

You should be aware that due to a recent regulatory change, brokers will no longer be entitled to exercise discretion to vote shares in an uncontested election of directors if the shareholder does not give voting instructions.  Accordingly, if you hold your shares in “street name” and wish your shares to be voted in the election of directors, you must give your broker voting instructions.

What vote is required to approve each proposal?
Proposal	Vote Required	Impact of Abstentions and Broker Non-Votes, if any

1 – election of directors
The election of the director nominees will be determined by a plurality of the shares voting on such election, which means that the director nominees receiving the most FOR votes will be elected up to the maximum number of directors to be elected at the annual meeting.  Broker non-votes and abstentions will not affect the determination of whether any nominee is elected.  However, under our majority voting policy, any nominee who receives less than a majority vote in favor of his or her election is required to tender his or her resignation to the Board of Directors who will determine whether to accept it.
Abstentions and broker non-votes will not count as votes on the proposal and will not affect the outcome of the vote.

2 – vote to authorize an amendment to the articles of incorporation to effect a reverse stock split	More votes must be cast FOR the proposal than are cast AGAINST.	Abstentions and broker non-votes will not count as votes on the proposal and will not affect the outcome of the vote.

3 – vote on advisory (non-binding) resolution on executive compensation	More votes must be cast FOR the proposal than are cast AGAINST.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

4 – ratification of auditors	More votes must be cast FOR the proposal than are cast AGAINST.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

Can I vote my shares in person at the meeting?

If you are a shareholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting.  Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you want to vote shares that you hold in “street name” at the meeting, you must request from the broker, bank or other nominee that holds your shares a legal proxy issued in your name and present it to the inspectors of election with your ballot to be able to vote at the meeting.

How does the Board recommend that I vote?

The Board of Directors recommends a vote:
•	FOR ALL of the seven nominees; and
•	FOR Proposals 2, 3 and 4.

What if I do not specify how I want my shares voted?

The shares will be voted in accordance with the direction of the shareholder as specified on the proxy.  In the absence of instructions, the proxy will be voted:
•	FOR ALL of the seven nominees; and
•	FOR Proposals 2, 3 and 4.

Can I change my vote after submitting my proxy?

Any shareholder executing a proxy has the right to revoke it by the execution of a subsequently dated proxy, by written notice delivered to the Secretary prior to the exercise of the proxy or by voting in person at the meeting.

What happens if additional matters are presented at the annual meeting?

Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the meeting.  If you grant a proxy, the persons named as proxyholders, Michael B. Carroll and John W. Key, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Indiana law and our Bylaws.

How are voting results released?

The preliminary voting results will be announced at the meeting.  The final voting results will be tallied by our Transfer Agent and Inspector of Elections and will be disclosed within four business days following the meeting in Form 8-K.

Who pays for the cost of proxy preparation and solicitation?

The solicitation of proxies on the enclosed form is made on behalf of the Board of Directors.  We will bear all costs associated with the solicitation.  Employees may, without additional compensation, solicit proxies, either personally, by letter, by telephone or by electronic mail.

Can I receive future proxy statements and annual reports electronically?

Yes.  If you are a shareholder of record, you may request and consent to electronic delivery of future proxy statements, annual reports and other shareholder communications by following the instructions on the proxy card to vote using the Internet and when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.  You may also contact our Transfer Agent, Integra Bank Wealth Management Division, by calling (812) 464-9668 or toll-free at (877) 642-9664 or by writing:  Integra Bank N.A., Trust Department, 21 S.E. Third Street, P.O. Box 868, Evansville, Indiana 47705-0868.  If your shares are held in “street name”, please contact your broker or other nominee and ask about the availability of electronic delivery.

Are you planning on making the proxy materials only available by Internet this year, unless paper copies are requested?

No.  Although many public companies are mailing a notice to their shareholders so they can provide proxy materials through the Internet, we have again elected to use the “full set delivery” option and so are providing paper copies of proxy materials to our shareholders.  Our proxy materials and Annual Report on Form 10-K are available at www.proxyvote.com. We may decide not to use the “full set delivery” option in the future; however, you will still have the right to request a free set of proxy materials by mail.

Incorporation by Reference

To the extent this proxy statement has or will be specifically incorporated by reference into any filing we make under the Securities Act of 1933, or the Exchange Act, the sections of this proxy statement entitled “Report of the Audit Committee” and “Report of the Compensation Committee” shall not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

Other Matters

The Board of Directors is not aware of any other matters that may come before the meeting.  However, the enclosed proxy will confer discretionary authority with respect to matters which are not known to the Board of Directors at the time of printing hereof and which may properly come before the meeting.  A copy of our 2009 annual report on Form 10-K (without exhibits) has been sent to shareholders.  Exhibits to the 10-K will be made available upon request, except that we reserve the right to charge a reasonable administrative fee for copying and mailing costs.  Address all requests, in writing, for this document to Secretary, Integra Bank Corporation, 21 S.E. Third Street, P. O. Box 868, Evansville, Indiana 47705-0868.  The annual report on Form 10-K can also be accessed through www.proxyvote.com.

Special Note Regarding Forward-Looking Statements

This proxy statement and the documents incorporated by reference into this proxy statement contain certain forward-looking statements with respect to our financial condition, results of operations, plans, objectives, future performance and business and these statements are subject to risk and uncertainty.  Forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, include those using words or phrases such as “believes,” “assumes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” “remain,” “pattern” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions.

There are a number of important factors that could cause our future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the heading “Risk Factors” in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009, including:  (1) the effects of the current recession in the markets in which we primarily do business; (2) changes in the interest rate environment that reduce our net interest margin; (3) unanticipated additional loan charge-offs and loan loss provisions; (4) our ability to maintain required capital levels and adequate sources of funding and liquidity; (5) additional declines in value of our investment securities portfolio, including adverse developments affecting the issuers of trust preferred and collateralized securities we hold; (6) changes and trends in capital markets; (7) competitive pressures from other depository institutions that increase our funding costs; (8) unanticipated effects or changes in critical accounting policies and judgments; (9) legislative or regulatory changes or actions, or significant litigation that adversely affect us or the banking industry; (10) our ability to attract and retain key personnel; (11) our ability to maintain security for confidential information in our computer systems and telecommunications network; (12) the effects of our participation in the Troubled Asset Relief Program/Capital Purchase Program and possible changes to that program; (13) additional increases in insurance premiums we pay to the Federal Deposit Insurance Corporation; (14) our ability to comply with the terms of commitments we have made to federal banking authorities; (15) the success of our plans to improve our capital ratios; (16) the impact of our decisions to suspend paying cash dividends on common and preferred stock and defer interest payments on our subordinated debt relating to our trust preferred securities; (17) our ability to once again comply with the minimum bid requirement necessary for our shares to be listed on the Nasdaq Stock Market; (18) our ability to execute our plans to exit the commercial real estate lending business, sell multiple branch clusters and reduce our cost structure; and (19) damage to our reputation that could result from adverse developments with respect to the foregoing, including our ability to retain customers and attract new ones, our cost of funding and our level of liquidity as well as other factors we describe in our periodic reports filed with the SEC. We undertake no obligation to revise or update these risks, uncertainties and other factors except as may be set forth in our periodic reports.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL OWNERS

Principal Shareholders

The person shown in the following table is the only person known to us to be the beneficial owner of 5% or more of the outstanding voting securities of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Common Stock
Dimensional Fund Advisors LP (1)	1,059,321	5.06%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

(1)
Based solely on information provided by Dimensional Fund Advisors LP in a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2010.  Dimensional Fund Advisors LP has sole voting power over 1,052,621 shares (or 5.03%) of our common stock and sole dispositive power over 1,059,321 shares (or 5.06%) of our common stock.

Security Ownership of Directors and Officers

The following table sets forth as of February 26, 2010, the number of shares of our common stock beneficially owned by the directors and nominees, the executive officers named in the Summary Compensation Table on page 26 who are currently serving as officers, and all directors and executive officers as a group.  The nature of beneficial ownership, unless otherwise noted, represents sole voting and investment power.

Name of Beneficial Owner	Amount and Nature of Common Stock Beneficial Ownership		Percent of Class
Michael J. Alley	92,000		*
Sandra Clark Berry	68,926	(1)	*
Michael B. Carroll	34,325	(2)	*
Roger M. Duncan	97,013	(3)	*
Robert L. Goocher	7,625		*
H. Ray Hoops	11,311	(4)	*
John W. Key	23,682	(5)	*
Thomas W. Miller	116,841		*
Richard M. Stivers	21,045	(6)	*
Daniel T. Wolfe	100,683		*

All directors and executive officers as a group (10 persons)	573,451	(7)	2.7%

*	Represents less than one percent of the shares of common stock outstanding as of February 26, 2010.

(1)	Includes 66,569 shares with sole voting and investment power; and 2,357 shares with shared voting and investment power with spouse.

(2)	Includes 16,610 shares with sole voting and investment power; and 17,715 shares that Mr. Carroll may acquire under currently exercisable stock options.

(3)
Includes 25,261 shares with sole voting and investment power; 6,433 shares with shared voting and investment power with spouse; and 65,319 shares that Mr. Duncan may acquire under currently exercisable stock options.

(4)	Includes 2,972 shares with sole voting and investment power and 8,339 shares with sole voting and investment power by spouse.

(5)
Includes 20,239 shares with sole voting and investment power; 110 shares with sole voting and investment power by spouse; and 3,333 shares that Mr. Key may acquire under currently exercisable stock options.

(6)	Includes 3,457 shares with sole voting and investment power and 17,588 shares with shared voting and investment power with spouse.

(7)	Includes 86,367 shares that may be acquired under stock options.

On February 27, 2009, we issued securities to the U.S. Department of the Treasury as part of the CPP.  The table above does not reflect the ownership of the senior preferred shares issued to the Treasury Department because such securities are generally non-voting.  The table also does not reflect the beneficial ownership of the warrant issued to the Treasury Department to purchase shares of common stock because the Treasury Department has agreed not to vote any of the shares of common stock it may acquire upon exercise of the warrant.

CORPORATE GOVERNANCE

The Board of Directors has the ultimate responsibility for managing our business.  It does this by establishing broad corporate policies and supervising the overall performance of the company.

Board Leadership Structure

Currently, our Board of Directors is led by a Chairman of the Board who is also our Chief Executive Officer.  The Board of Directors believes that the combined role of Chairman of the Board and Chief Executive Officer is a leadership structure that allows the Board to function efficiently and effectively and is appropriate under current circumstances.  However, the Board of Directors re-evaluates its leadership structure on an ongoing basis and may change it as circumstances warrant.

Board Role and Risk Oversight

The Board of Directors oversees the risk management processes that have been designed and are implemented by management to determine whether those systems are functioning as intended and are consistent with our business strategy. The Board conducts this oversight primarily through four of its standing committees—the ALCO and Finance Committee, the Audit Committee, the Credit and Risk Management Committee and the Compensation Committee. Each of these committees has standing agenda items for their meetings relating to these risk oversight responsibilities.

We face a number of risks, including risks from the loans and investments we make, risks from competitors, risks from changes in the economy and interest rate environment, and risks to our reputation from legal or other regulatory problems affecting us. We are subject to risks arising out of the regulatory structure that governs our banking operations, including the risks associated with the agreements or undertakings we have made to our regulators. We must comply with many laws and regulations that apply to our banking activities.

Our risk management process is supervised by our Chief Credit and Risk Officer.  This risk management process includes credit risk, operational risk, regulatory compliance, legal and internal audit professionals that identify, assess and either recommend or implement action plans and processes to respond to, mitigate and monitor those and other risks. As part of this process, we gather information through interviews and review of information throughout our company to identify and prioritize risks. The identified risks are then validated with senior management. We use the results of this process to develop our internal audit plan, our annual operating plan and our long-term strategic plan.

The Audit Committee is specifically tasked with overseeing risks relating to our accounting and financial reporting processes, the audits of our financial statements, the performance of our internal audit function and our compliance with legal and regulatory requirements.  The committee discusses our risk assessment and risk management processes with management and receives information on material legal and regulatory affairs, including litigation. Our internal audit manager reports directly to the committee. Members of management who have responsibility for designing and implementing our risk management processes regularly meet with the committee. The committee discusses our major financial risk exposures with our Chief Executive, Chief Financial and Chief Credit and Risk Officers. The committee also receives reports from our General Counsel, Controller and Internal Auditor, as well as other persons who are involved in our risk management process.

The ALCO and Finance Committee is specifically tasked with overseeing interest rate risk management and risks relating to our liquidity, budgeting and forecasting.  The committee discusses these issues with management and receives information on them at their scheduled meetings. Members of management who have responsibility for designing and implementing our risk management processes in the areas of financial reporting, capital and liquidity planning and asset and liability management regularly meet with the committee. The committee discusses risk exposures in these areas with our Chief Executive and Chief Financial Officers, Controller, Treasurer, Asset/Liability Manager and reviews reports from outside professionals as necessary.

The Credit and Risk Management Committee is specifically tasked with overseeing credit risk management and risks relating to regulatory compliance, information systems, disaster recovery and fraud. The committee discusses these issues with management and receives information on them at their scheduled meetings. Members of management who have responsibility for designing and implementing our risk management processes in the areas of credit, regulatory compliance, information system, disaster recovery, operations, and fraud and security management regularly meet with the committee. The committee discusses risk exposures in these areas with our Chief Executive and Chief Credit and Risk Officers, Compliance Officer and members of our Credit Risk Management, Operations and Information Technology groups.  Our Loan Review Manager has direct access to the Credit and Risk Management Committee and presents the reports directly to that committee.

The Compensation Committee is specifically tasked with overseeing risks relating to our compensation programs, including the specific risk monitoring activities required as a result of our participation in the CPP.  The committee retained The Delves Group as its independent compensation consultant to provide advice on our compensation plan design and best practices.  As required by the CPP, the committee reviews all of the employee incentive compensation arrangements with the Chief Credit and Risk Officer on a semi-annual basis to ensure that the incentive compensation arrangements do not encourage unnecessary and excessive risks.

In addition, during 2009 the Board appointed a special Compliance Committee to provide additional risk and oversight and to monitor compliance with agreements with our regulators.

Corporate Governance Principles

We are committed to monitoring the effectiveness of policy and decision-making at both the Board and management level, with a view to enhancing shareholder value over the long term.  The Board has established governance policies and structures, including the Corporate Governance Principles, intended to assist in meeting this commitment and comply with the requirements of the Securities and Exchange Commission and the Nasdaq Stock Market.  The Nominating and Governance Committee periodically reviews and makes recommendations for modification of the Corporate Governance Principles to meet applicable legal requirements and “best practices” that continue to develop in the area of corporate governance.  The current version of our Corporate Governance Principles may be viewed online on our Web site at http://www.integrabank.com under “Governance Documents” in the Investor Relations section.

Strategic Discussion and Director Training

The Board of Directors holds a special meeting at least annually to focus on strategic issues and banking industry trends.  During 2009, the directors held one such meeting.  To assist directors in performing their responsibilities, directors are encouraged to attend seminars.  Three non-employee directors attended training in such areas as risk assessment and audit-related matters during 2009.  Dr. Hoops has been awarded a Certificate of Education from the NACD Corporate Directors Institute for completing its program.  Members of the Board maintain a membership with a nationally recognized organization for corporate and bank directors.

Standards of Board Independence

The Board has adopted standards for director independence, which incorporate the definition of “independent” contained in the Nasdaq Stock Market listing rules.  Based on the information furnished by the directors, the Board has affirmatively determined that all of the directors, with the exception of Mr. Alley (who is a full-time employee of the company), currently meet the definition of “independent”.  All members of the Board’s Audit Committee, Compensation Committee and Nominating and Governance Committee are independent directors.  Our independence standards are contained in our Corporate Governance Principles, which may be viewed online on our Web site at http://www.integrabank.com under “Governance Documents” in the Investor Relations section.

Qualifications of Directors

In recommending the current directors as nominees for re-election, the Nominating and Governance Committee considered each director’s knowledge and range of experiences.  Since each nominee is currently on our Board of Directors, the committee also considered the contributions that each has made to our Board of Directors and its committees during his or her tenure as a director.  The Nominating and Governance Committee also took into account the specific core competencies or technical expertise necessary to staff the committees of the Board of Directors.  Finally, the committee considered the integrity and judgment of each director and his or her ability to make independent decisions and to devote adequate time to Board duties.  The committee believes that each of the directors brings his or her own particular experiences and skills, giving the Board as a whole, a wide range of competencies.  Additional biographic and other information concerning the directors can be found at pages 14 to 15.  Set forth below is a summary description of the experiences, qualifications, attributes or skills that led the Nominating and Governance Committee to the conclusion that each such person is qualified to serve as a director:

•
Mr. Alley has more than 25 years experience in banking and previously served as chief executive of the Indiana operations of a major financial bank.  He also has expertise in public accounting having worked for a Big Four accounting firm and qualifying as a certified public accountant.

•
Ms. Berry has 33 years of experience in banking with oversight responsibility for loans and trust operations, auditing and regulatory reporting from having served as comptroller of a private community bank.  She has also been trained and practices as a nurse.

•
Mr. Goocher has 22 years of financial, accounting, administrative and operating experience at senior management levels.  He currently acts as treasurer of a publicly-held energy holding company providing service to more than 1,000,000 customers in Indiana and Ohio.  He has also held senior finance positions with other public companies and companies involved in the energy sector.

•	Dr. Hoops was the chief executive of a public university for more than 15 years until his recent retirement.

•	Mr. Miller has been in private practice as an attorney for more than 35 years and is an experienced trial attorney.

•
Mr. Stivers recently retired from overseeing the financial operations of a major healthcare organization with operations in southern Indiana.  He has over 30 years of experience at senior executive levels as a chief financial officer.

•	Mr. Wolfe has over 30 years of experience as an entrepreneur and has acted as an owner and senior manager of a range of private businesses.

Code of Business Conduct and Ethics

The Board of Directors has approved a Code of Business Conduct and Ethics that applies to all of our directors and employees.  The Audit Committee periodically reviews and makes recommendations for the modification of the Code of Business Conduct and Ethics.  The current version of our code may be viewed online on our Web site at http://www.integrabank.com under "Governance Documents" in the Investor Relations section.  We will also either disclose on a Current Report on Form 8-K or post on our Web site any substantive amendment to, or waiver from, a provision of the Code of Business Conduct and Ethics that applies to any of our directors or executive officers.

Process for Determining Nominations for Election as Directors

The Nominating and Governance Committee, with the assistance of the Chairman of the Board, is responsible for screening and recommending possible nominees for director.  The Nominating and Governance Committee has not established minimum qualifications for director nominees; however, the criteria for evaluating all candidates, which are reviewed annually, include such factors as areas of expertise, ownership in the company, community service, other board experiences and geographic, occupational, gender, and race and age diversity.  The Nominating and Governance Committee has not paid any third party a fee to assist in the process of identifying or evaluating candidates.  The Nominating and Governance Committee will consider candidates recommended by shareholders.  A shareholder who wishes to recommend a director candidate for consideration by the Nominating and Governance Committee should send such recommendation addressed to:  Secretary, Integra Bank Corporation, P.O. Box 868, Evansville, Indiana 47705-0868, who will forward it to the committee.  Any such recommendation should include a description of the candidate’s qualifications for board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information.  A shareholder who wishes to nominate an individual as a director candidate at the annual meeting of shareholders, rather than recommend the individual to the Nominating and Governance Committee as a nominee, must comply with the advance notice and eligibility requirements contained in Articles II, Section 9 of our Bylaws, a copy of which is available on request addressed to:  Secretary, Integra Bank Corporation, P.O. Box 868, Evansville, Indiana 47705-0868.  We have not received any director candidates put forward by a shareholder or group of shareholders who beneficially own more than 5% of our common stock.

Communication with Directors

The Board has implemented a process by which shareholders may send communications to the Board’s attention.  Any shareholder desiring to communicate with the Board or any director should send their communication to Integra Bank Corporation, Board of Directors, c/o Secretary, P.O. Box 868, Evansville, Indiana 47705-0868.  The Board has instructed the Secretary to promptly forward all such communications to the addressees.

Conflicts of Interest Policy

On an annual basis, each director and executive officer completes a director and officer questionnaire, which discloses any transaction in which the director or executive officer or any member of his or her immediate family have a direct or indirect material interest.  Pursuant to our Code of Business and Ethics and committee charters, the Audit Committee is charged with reviewing and approving any transactions between us and our directors or executive officers or their related persons other than loans and other transactions subject to Regulation O.  The Credit and Risk Management Committee is responsible for ensuring that loans to directors and other transactions subject to Regulation O are made in compliance with applicable requirements. The supervisor of an employee is charged with reviewing any non-loan conflict of interest transactions involving any other employee.

Transactions with Related Persons

Our directors, officers, and their affiliates have transactions with Integra Bank N.A. or Integra Bank.   These transactions consist of extensions of credit made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons.  In the opinion of management, those transactions do not involve more than a normal risk of being collectible or present other unfavorable terms.

MEETINGS AND COMMITTEES OF THE BOARD

Meetings

The Board meets on a regularly scheduled basis during the year to review significant developments and to act on those matters that require Board approval.  It also holds special meetings when an important matter or required Board action arises between scheduled meetings.  Members of senior management regularly attend Board meetings to report on and discuss their areas of responsibility.

During 2009, the Board of Directors held fifteen meetings.  Directors are expected to attend Board meetings and meetings of the committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.  Each of the incumbent directors attended at least 97% of the aggregate number of meetings of the Board and committees on which he or she served.  Directors are also expected to attend the annual meeting of shareholders.  All directors attended the 2009 annual meeting of shareholders.

Our Corporate Governance Principles provide that non-employee directors will regularly meet in executive session without participation by management at least twice per year.  During 2009, the non-employee directors met seven times in executive session.  The purpose of the executive sessions is to develop a consensus on key issues and facilitate a free discussion and evaluation of proposals from management.

Committees

The Board of Directors has five principal standing committees – ALCO and Finance, Audit, Compensation, Credit and Risk Management, and Nominating and Governance.  These are joint committees with the Board of Directors of Integra Bank, our principal subsidiary.  A sixth committee, the Wealth Management Committee, is a committee of the Board of Directors of Integra Bank only.  The charters for these committees may be viewed online on our Web site at http://www.integrabank.com under “Governance Documents” in the Investor Relations section. The table below provides the current membership and meeting information for each of the standing committees of the Board of Directors of the Company and Integra Bank.

Name	ALCO and Finance	Audit	Compensation	Credit and Risk Management	Nominating and Governance	Wealth Management
Michael J. Alley	Chair					X
Sandra Clark Berry				X		Chair
Robert L. Goocher (1)	X	Chair			X
H. Ray Hoops		X	X		Chair
Thomas W. Miller			X	Chair	X
Richard M. Stivers	X		Chair		X
Daniel T. Wolfe	X	X		X		X
Meetings held in fiscal 2009	12	11	9	11	6	4

(1)   Audit Committee financial expert

The following is a summary of the responsibilities of each committee.

ALCO and Finance Committee

The principal functions of the ALCO and Finance Committee are to assist the Boards of Directors in fulfilling their oversight responsibilities with regard to (1) asset and liability management; (2) capital and dividend planning; (3) liquidity adequacy; (4) budgeting and forecasting; and (5) contingency planning with respect to the foregoing.

Audit Committee

The principal functions of the Audit Committee, which consists solely of “independent” directors as defined in the Nasdaq Stock Market listing rules, are to assist the Boards of Directors in monitoring (1) our accounting and financial reporting processes and the audits of our financial statements; (2) the independent registered public accounting firm’s qualifications and independence; (3) the performance of our internal audit function; (4) the performance of the independent registered public accounting firm; and (5) compliance with legal and regulatory requirements.  The Board of Directors has determined that each member is also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 and has designated Mr. Goocher as an “audit committee financial expert”.  The Report of the Audit Committee begins on page 20 of this proxy statement.

Compensation Committee

The principal functions of the Compensation Committee, which consists solely of “independent” directors as defined in the Nasdaq Stock Market listing rules, are to (1) determine and approve the compensation payable to our executive officers; (2) consider the Chief Executive Officer’s performance evaluation from the Nominating and Governance Committee in determining the Chief Executive Officer’s annual base salary; (3) evaluate the relationship between the performance of the company, the performance of our executive officers, and our compensation policies in determining the executive officers’ compensation; (4) provide reports for inclusion in our proxy statement; (5) review and discuss with management the Compensation Discussion and Analysis, or CD&A, and recommend its inclusion in our proxy statement; and (6) discuss, evaluate and review at least every six months with our senior risk officers the compensation plans affecting our senior executive officers to ensure such plans do not encourage unnecessary and excessive risk-taking and conduct the other activities required of the committee as a result of our participation in the TARP; and (7) approve and administer our stock-based, profit-sharing and executive incentive compensation plans.

The Compensation Committee has the authority to engage a compensation consultant and other advisors.  For more information on the committee’s activities and the consultant it has engaged, see the CD&A which begins on page 23 of this proxy statement.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K or as one of our former officers or employees.

Credit and Risk Management Committee

The principal functions of the Credit and Risk Management Committee are to (1) review and approve all policies with regard to loans and risk management; (2) make amendments to such policies; (3) recommend to the Board whether to approve extensions of credit to our directors and their affiliated companies and our executive officers (Regulation O); and (4) exercise all other powers of the Boards of Directors that may lawfully be delegated to it regarding loans and risk management.

Nominating and Governance Committee

The principal functions of the Nominating and Governance Committee, which consists solely of “independent” directors as defined in the Nasdaq Stock Market listing rules are to (1) assist the Boards in identifying individuals qualified to become Board members and recommend nominees for election or appointment; (2) evaluate the performance of the Chief Executive Officer and determine and evaluate succession plans for the Chief Executive Officer; (3) develop and recommend changes to Corporate Governance Principles; (4) lead an annual self-evaluation and performance review; and (5) recommend members and chairs for each standing committee.

Wealth Management Committee

The principal functions of the Wealth Management Committee are to assist the Board of Directors of Integra Bank in fulfilling its oversight responsibilities of managing and supervising the fiduciary and insurance activities of Integra Bank.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, the owners of more than 10% of our common stock, and our executive officers to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Based solely on review of the copies of such forms furnished to the company, or written representations that no Forms 5 were required, we believe that all filing requirements under Section 16(a) of the Exchange Act by those required to file have been complied with, except that Bradley M. Stevens filed a late Form 4 reporting the withholding of stock to satisfy the tax withholding obligation on vesting of restricted stock and the Form 3 for John W. Key, a newly appointed executive officer, was filed late in order to receive confirmation of regulatory approval.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees

Seven persons will be elected at this meeting to serve a term ending at the 2011 annual meeting of shareholders. Our directors are the same persons who also serve as the directors of Integra Bank.

The nominees for election as directors are:  Michael J. Alley, Sandra Clark Berry, Robert L. Goocher, Dr. H. Ray Hoops, Thomas W. Miller, Richard M. Stivers and Daniel T. Wolfe.  All nominees are currently serving as directors and have been nominated by the Board of Directors based on the recommendation of the Nominating and Governance Committee.   The accompanying proxy will be voted “FOR ALL” the Board of Directors' nominees, except where the vote is to “WITHHOLD AUTHORITY”.  Should the nominees be unable to serve, the proxy will be voted for such persons as shall be designated by the Board of Directors.

We have provided biographical information for our nominees below.  For more information concerning the qualifications of the nominees, see “Corporate Governance—Qualifications of Directors.”

Biographical Information About The Nominees

MICHAEL J. ALLEY:  Age 54, director since 2009.  Mr. Alley serves as Chairman of the Board and Chief Executive Officer of the company and Chairman of the Board, President and Chief Executive Officer of Integra Bank since May 2009.  Since 2002, Mr. Alley has been the Chairman of the Board of Patriot Investments, LLC, a company he founded which invests in and provides management and financial advisory services to businesses, real estate projects and early stage ventures.

Mr. Alley has over 25 years experience in banking and previously served as President and Chief Executive Officer of Fifth Third Bank of Central Indiana from June 1989 to June 2002.  Prior to joining Fifth Third, he worked for Bank of America in Austin, Texas, and for KPMG, LLC in Cincinnati, Ohio. Mr. Alley graduated magna cum laude from Indiana State University with a Bachelor of Science (BS) degree in Accounting and is a certified public accountant.

SANDRA CLARK BERRY:  Age 49, director since 2002.  Ms. Berry is a Private Investor and currently serves as a Registered Nurse with the Evansville Surgery Center, a position she has held since April 2009.  She previously served as a Registered Nurse with Trover Foundation, a position she held from April 2001 until March 2004.  Ms. Berry was the Executive Vice President, West Kentucky Bank from January 1999 until January 2001, and Cashier of West Kentucky Bank from January 1997 until December 1998.  She served as Director of Webster Bancorp from January 1999 until January 2001, and as Secretary of Webster Bancorp from January 1997 until January 2001.

Ms. Berry has 33 years of experience in banking with direct responsibility for loans, trust, auditing, regulatory reporting preparation and Comptroller duties.  She holds an Associate degree in Science and Nursing from Madisonville Community College.

ROBERT L. GOOCHER:   Age 59, director since 2008.   Since 2002, Mr. Goocher has served as Vice President and Treasurer of Vectren Corporation, an energy holding company.

Mr. Goocher has 22 years of financial, accounting, administrative and operating experience at senior management levels. Prior to joining Vectren Corporation, Mr. Goocher served as Treasurer of Grid South and in various senior management positions with AGL Resources (NYSE:AGL) and its predecessor companies.  These positions include President and Chief Operating Officer of a shared services subsidiary, Chief Financial Officer, Controller, and Assistant Treasurer.   Mr. Goocher holds a Bachelor of Business Administration (BBA) degree in Accounting from the University of Georgia and a MBA in Finance from Georgia State University.

DR. H. RAY HOOPS:  Age 69, director since 1996.  In 2009, Dr. Hoops was named Chancellor of the University of Southern Indiana following his retirement as President, a position he held from 1994.

Dr. Hoops has served as a director of Integra Bank since 1995.  He holds a masters and doctoral degree from Purdue University and completed his MBA at Moorhead State University with an emphasis in Finance.

THOMAS W. MILLER:  Age 61, director since 2002.  Since 1999, Mr. Miller has served as President and Attorney, Miller, Griffin & Marks, P.S.C., a law firm.  He joined the firm in 1974.

Mr. Miller has served as a director of Integra Bank since 2000.  He holds a Bachelor of Arts (BA) degree from Emory University and a Juris Doctor (JD) degree from the University of Kentucky.

RICHARD M. STIVERS:  Age 60, director since 2002.  Mr. Stivers retired as Senior Vice President and Chief Financial Officer of Deaconess Health System, Inc., a health care organization, in March 2010, a position he held since 1988.

Mr. Stivers has served as a director of Integra Bank since 1998.  He has over 30 years of experience at senior executive levels as a Chief Financial Officer.  Mr. Stivers holds a Bachelor of Business Administration (BBA) degree in Accounting from McMurry University and a MBA from Indiana State University.

DANIEL T. WOLFE:  Age 51, director since 2002.  Since 1980, Mr. Wolfe has served as Vice President, Chief Operating Officer and General Manager of Wolfe’s Terre Haute Auto Auction, an automobile auction company.  He also serves as President, Chief Operating Officer and General Manager of Wolfe’s South Bend Auto Auction; Vice President, Wolfe’s Evansville Auto Auction; and President, El Lobo Inc., an automobile dealership.

Mr. Wolfe has served as a director of Integra Bank since 2000.  He has over 30 years of business experience serving in various ownership and senior management capacities.

The election of the director nominees will be determined by a plurality of the shares voting on such election, which means that the director nominees receiving the most FOR votes will be elected up to the maximum number of directors to be elected at the annual meeting.  Broker non-votes and abstentions will not affect the determination of whether any nominee is elected.  However, under our majority voting policy, any nominee who receives less than a majority vote in favor of his or her election is required to tender his or her resignation to the Board of Directors who will determine whether to accept it.

Abstentions and broker non-votes will not count as votes on the proposal and will not affect the outcome of the vote.

The Board of Directors recommends a vote FOR ALL of the seven persons nominated by the
 Board for election as directors.

PROPOSAL 2: AUTHORIZE THE BOARD TO AMEND THE ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

The Board of Directors has proposed an amendment to our Restated Articles of Amendment to effect a reverse stock split primarily to facilitate the continued listing of the common stock on the Nasdaq Global Market.  One criteria for continued listing on the Nasdaq Global Market is that the common share minimum bid price must be at least $1.00 per share.  The per share price of the company's common stock does not currently meet the minimum bid price requirement of the Nasdaq Global Market.

After careful consideration, on ______ __, 2010, the Board determined that it would be in our best interests and the best interests of our shareholders to authorize the Board to amend Article V of our Restated Articles of Incorporation to effect a reverse stock split of our outstanding common stock using a conversion ratio within the approved range as defined in the section entitled “Conversion Ratio.”

Reasons for a Reverse Stock Split

One of the primary objectives in effecting the reverse stock split would be to raise the per share trading price of our common stock in order to maintain the eligibility of our common stock for listing on the Nasdaq Global Market and avoid delisting. The Board believes that a reverse stock split will result in the market price of our common stock rising to the level necessary to satisfy the $1.00 minimum bid price continued listing requirement. However, our common stock may not remain equal to or in excess of $1.00 for a substantial period of time. The market price of our common stock is also based on other factors in addition to the number of shares outstanding, including our future performance. A second objective would be to increase the price per share in order to enhance the marketability of our common stock. The Board believes that the current price per share of our common stock diminishes the effective marketability of such stock because of the reluctance of many leading brokerage firms to recommend lower-priced stock to their clients. Additionally, the policies and practices of a number of brokerage firms with respect to the payment of commissions based on stock price tend to discourage individual brokers within those firms from dealing in lower-priced stocks.

The Board believes it can best have the opportunity to achieve these objectives if the shareholders give the Board authority to effect a reverse stock split using a conversion ratio determined by the Board in its sole discretion within the approved range as defined in the section entitled “Conversion Ratio.”

Risks Associated with a Reverse Stock Split

While we believe that a higher stock price may help generate investor interest in our common stock, a reverse stock split may not result in a stock price that will attract brokers, institutional investors or investment funds or satisfy the investing guidelines of institutional investors or investment funds. The market price of our common stock is also based on our performance and other factors, which are unrelated to the number of shares of common stock outstanding. There are numerous factors and contingencies that could affect our stock price following a reverse stock split, including the status of the market for our stock at the time, our reported results of operations in future periods and general economic, market and industry conditions. Accordingly, although the price of our common stock is likely to increase with a reverse stock split, there can be no assurance that the market will sustain any such increase. If the market price of our common stock declines after a reverse stock split, our total market capitalization (the aggregate value of all of our outstanding common stock at the then existing market price) after a split will be lower than before the split. In addition, a decline in the market price of our common stock after a reverse stock split may result in a greater percentage decline than would occur in the absence of a split.

Following a reverse stock split, our outstanding shares would be reduced, which may lead to reduced trading volume and less liquidity for our common stock. That may increase the volatility of our stock price.

A reverse stock split may result in some shareholders owning “odd lots” of less than 100 shares of our common stock on a post-split basis. Odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in lots of even multiples of 100 shares.

Conversion Ratio

If you approve Proposal 2, the Board of Directors would be authorized to implement a reverse stock split using a conversion ratio in a range from one-for-seven to one for-fifteen (the “approved range”). Please note that the number of shares of common stock authorized will remain unchanged following the reverse stock split, which will have the effect of increasing the number of authorized but unissued shares of common stock available for future issuance. The company has no current plans, proposals or arrangements to issue any of these authorized and unreserved/unissued shares. Currently, the number of authorized shares of common stock and preferred stock is 129,000,000 and 1,000,000, respectively.

The determination of the conversion ratio at which the reverse stock split would be effected will be based upon those market or business factors deemed relevant by the Board at that time, including: the per share trading price of our common stock; compliance with the Nasdaq Global Market’s continued listing requirements; existing and expected marketability and liquidity of our common stock; prevailing stock market conditions; business developments affecting the company; our actual or forecasted results of operations; and the likely effect of the reverse stock split on the market price of our common stock.

Timing and Effective Date

To effect a reverse stock split, the Board would determine the timing and specific ratio for such a split from the approved range. No further action on the part of shareholders will be required to either implement or abandon a reverse stock split. We would communicate to the public prior to the effective date of a reverse stock split additional details regarding the reverse stock split, including the timing and specific conversion ratio selected by the Board.

If the shareholders approve Proposal 2, we will file Articles of Amendment with the Indiana Secretary of State to amend Section 1 of Article V of our Restated Articles of Incorporation to add a new third and a new fourth sentence to read, as follows:

"At the close of the trading market on the filing date hereof with the Indiana Secretary of State, the issued and outstanding Common Shares shall be changed to a lesser number of shares, and each [seven to fifteen] shares thereof, [as determined by the Board of Directors], shall be deemed exchanged for one Common Share without any further action by the holder thereof. Any resulting fractional shares will be rounded up to a whole share."

The text of the proposed amendment is subject to modification to include such changes as may be required by the Indiana Secretary of State and as the Board deems necessary and advisable to effect the reverse stock split, including the applicable ratio for the reverse stock split as determined by the Board in its sole discretion within the approved range. We would issue a press release and file a Current Report on Form 8-K to announce the amendment of our Restated Articles of Incorporation. A reverse stock split will become effective at the close of the stock market on the date of filing the Articles of Amendment, which is referred to as the “effective date.” Beginning on the effective date, each certificate representing pre-split shares of common stock will be deemed for all corporate purposes to evidence ownership of the reduced number of post-split shares of common stock (based on the ratio selected).

Effects of a Reverse Stock Split if Implemented

If a reverse stock split is approved and implemented, it would not affect any holder’s percentage ownership interest in the company, except to the extent that any fractional share resulting from a reverse stock split would be rounded up to the next whole share. Our reporting requirements under the Securities Exchange Act of 1934, as amended, would not be affected. If a reverse stock split is approved and implemented, our common stock would continue to be reported on the Nasdaq Global Market under the symbol “IBNK,” but our CUSIP number would be changed. We would issue a press release and file a Current Report on Form 8-K to announce that our CUSIP number has been changed.

The table below illustrates the effect, as of February 26, 2010, of the reverse stock split at certain conversion ratios on the number of issues (or reserved for issuance) shares of common stock (without giving effect to the treatment of fractional shares).  The authorized shares of common stock would remain unchanged at 129,000,000.

Reverse stock split conversion ratio	Approximate number of issued (or reserved for issuance) shares of common stock following the reverse stock split
1-for-7	4,184,023
1-for-10	2,928,816
1-for-12	2,440,680
1-for-15	1,952,543

The actual number of shares outstanding after giving effect to the reverse stock split, if implemented, will depend on the conversion ratio that is ultimately determined by the Board.

If a reverse stock split is approved and implemented, all outstanding equity awards under our 1999, 2003 and 2007 equity incentive plans (the “Plans”), as well as the outstanding warrant we issued to the U.S. Department of the Treasury to purchase 7,418,876 shares of common stock at $1.69 per share, will be adjusted by the conversion ratio selected by the Board and will be rounded down to the nearest whole share. As of December 31, 2009, we had 1,099,536 shares of common stock issuable upon the exercise of options outstanding under the Plans at a weighted average exercise price of $20.52 per share; 547,789 shares of our common stock reserved for future issuance under the 2007 Equity Incentive Plan, and 7,418,876 shares of common stock issuable upon the exercise of the Treasury Warrant at an exercise price of $1.69 per share. No cash payment will be made in respect of any fractional share. A reverse stock split will not affect the expiration date of outstanding stock options or warrants.

As soon as practicable after the effective date of a reverse stock split, our transfer agent will mail a transmittal form to each holder of record that holds certificates of our common stock that would be used in forwarding certificates for surrender and the exchange into new post-split common stock in book-entry form to which the holder is entitled as a consequence of the reverse stock split. The transmittal form will be accompanied by instructions specifying other details of the exchange.

After receipt of a transmittal form, each holder, as applicable, should surrender the certificates formerly representing shares of our common stock and, in exchange, will receive a book-entry statement reflecting the number of shares of common stock to which the holder is entitled following a reverse stock split. No shareholder would be required to pay a transfer or other fee to exchange his, her or its certificates.  Shareholders should not send in certificates until they receive a transmittal form from our transfer agent.

The number of shares of common stock you own will automatically be reduced without any further action on your part and without regard to the date that you physically surrender your certificates to our transfer agent. Each certificate representing pre-split shares of common stock would, until surrendered and exchanged as described above, be deemed cancelled and, for all corporate purposes, would be deemed to represent only the number of post-split shares of common stock as a result of the reverse stock split. Note that you would not be entitled to receive any dividends or other distributions payable by us after the reverse stock split is effective until you surrender and exchange your certificates. If we issue and pay any dividends or make any distributions, these amounts would be withheld, accumulate and be paid to you, without interest, once you surrender your certificates for exchange. We are currently prohibited from paying any cash dividends or making any distributions on our common stock.

If you hold your shares in book entry form through our transfer agent, no action would be required on your part. The number of shares of common stock you own would automatically be reduced, our transfer agent would update its records accordingly, and a book-entry statement reflecting your new post-split common stock would be mailed to your address of record.

No Appraisal or Dissenters’ Rights

Under Indiana law, shareholders would not be entitled to exercise appraisal or dissenters’ rights in connection with a reverse stock split, and the company would not independently provide shareholders with any such right.

U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of a reverse stock split. It addresses only shareholders who hold the pre-split shares of common stock and post-split shares of common stock as “capital assets,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”). The following is not an exhaustive discussion of all possible U.S. federal income tax considerations relating to a reverse stock split. It does not address shareholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, partnerships, dealers in securities, mutual funds, shareholders who are not U.S. persons for federal income tax purposes, shareholders who hold the pre-split shares of common stock as part of a straddle, hedge or conversion transaction, shareholders who are subject to the alternative minimum tax provisions of the Code and shareholders who acquired their pre-split shares of common stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, it does not address tax consequences under state, local, foreign or other laws.

This summary is based upon provisions of the Code and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. We have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of a reverse stock split. Each shareholder is advised to consult his, her or its own tax advisor as to the tax consequences of a reverse stock split.

A reverse stock split is intended to constitute reorganization within the meaning of Section 368 of the Code. Accordingly, except as provided below with respect to the rounding up of any fractional shares, and provided that the fair market value of the post-split shares of common stock is equal to the fair market value pre-split shares of common stock deemed surrendered in exchange therefor, a shareholder should not recognize any gain or loss in a reverse stock split. The aggregate tax basis of the post-split shares of common stock should be equal to the aggregate tax basis of the pre-split shares of common stock, and the holding period of the post-split shares of common stock received should include the holding period of the pre-split shares of common stock.

The federal income tax consequences of rounding up to a whole share any fractional share that would otherwise result from a reverse stock split are not clear. If the receipt of an additional fraction of a share as a result of such rounding is taxed as a dividend, a shareholder will, to the extent we have earnings and profits at that time, recognize taxable dividend income equal to the fair market value of the additional fraction of a share received. However, any tax liability associated with the receipt of an additional fraction of a share is not expected to be material. Each shareholder should consult his, her or its own tax advisors regarding the tax consequences of the receipt of an additional fraction of a share.

The company will not recognize any gain or loss as a result of the reverse stock split.

The Board of Directors recommends that shareholders vote FOR the proposal to authorize an amendment to Article V of our Restated Articles of Incorporation to effect a reverse stock split.

PROPOSAL 3: ADVISORY (NON-BINDING) PROPOSAL ON EXECUTIVE COMPENSATION

Participating financial institutions which have issued senior preferred shares and a related warrant to the Treasury Department under the CPP must permit a separate advisory (non-binding) vote on the compensation of such financial institution’s executive officers.  The SEC requires participants in the CPP to submit this proposal to shareholders annually for their approval of the executive compensation arrangements as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in their proxy statements.

The Compensation Committee has taken a number of additional actions in response to current adverse economic conditions that have affected 2009 and 2010 executive compensation.  Shareholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this proxy statement and the tables and narrative discussion that follow for a detailed discussion of our executive compensation program.

Proposal 3, commonly known as a "say-on-pay" proposal, gives you, as a shareholder, the opportunity to endorse or not endorse our executive compensation program by voting on the following resolution:

"Resolved, that the shareholders approve the overall executive compensation policies and procedures employed by the Company, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in the Company's Proxy Statement for its 2010 Annual Meeting."

Because the vote is advisory, it will not be binding upon the Board of Directors or the Compensation Committee. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends a vote FOR approval of this resolution.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Crowe Horwath LLP, or Crowe Horwath, as our independent registered public accounting firm for 2010.  The Board of Directors is submitting the appointment of Crowe Horwath for ratification in order to permit shareholders to express their approval or disapproval.  In the event of a negative vote, the Audit Committee may reconsider this appointment.  Representatives of Crowe Horwath will be present at the meeting and will be given an opportunity to respond to questions and make a statement, if they desire.

Report of the Audit Committee

The Audit Committee is responsible for monitoring the integrity of the company's consolidated financial statements, system of internal controls, the qualifications and independence of the independent registered public accounting firm, the performance of the internal and independent auditors and compliance with legal and regulatory requirements.  We have the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace the independent registered public accounting firm.  The Committee has three independent directors and operates under a written charter adopted by the Board.

Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles and for the report on the company's internal control over financial reporting.  The independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and for attesting to management's report on the company's internal control over financial reporting.  Our responsibility is to oversee and review the financial reporting process and to review and discuss management's report on the internal control over financial reporting.  We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence.  We rely, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.

We held eleven meetings during 2009.  The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal auditors and the independent registered public accounting firm, Crowe Horwath.

We discussed with the company's internal auditors and Crowe Horwath the overall scope and plans for their respective audits.  We met with the internal auditors and Crowe Horwath, with and without management present, to discuss the results of their examinations and their evaluations of the Company's internal controls.  We reviewed and discussed the company's progress on complying with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board's (PCAOB) Auditing Standard No. 5 regarding the audit of internal control over financial reporting.

We reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2009, with management, the internal auditors and Crowe Horwath.  We reviewed and discussed with management, the internal auditors and Crowe Horwath’s management's annual report on the company's internal control over financial reporting and Crowe Horwath’s attestation report.  We also discussed with management, internal auditors and Crowe Horwath the process used to support certifications by the company's Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany the company's periodic filings with the Securities and Exchange Commission and the processes used to support management's annual report on the company's internal controls over financial reporting.

We also discussed with Crowe Horwath matters that independent accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the PCAOB, including, among other things, matters related to the conduct of the audit of the company's consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T.  The Committee has also received the written disclosures and the letter from Crowe Horwath required by applicable requirements of the Public Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence and the Committee has discussed with Crowe Horwath the independence of that firm.

When considering Crowe Horwath’s independence, we considered if services they provided to the company beyond those rendered in connection with their audit of the company's consolidated financial statements, reviews of the company's interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q and the attestation of management's report on internal control over financial reporting were compatible with maintaining their independence.  We also reviewed, among other things, the audit, audit-related and tax services performed by, and the amount of fees paid for such services to, Crowe Horwath.  We received regular updates on the amount of fees and scope of audit, audit-related and tax services provided.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board that the company's audited consolidated financial statements for the fiscal year ended December 31, 2009, be included in the company's annual report on Form 10-K.  We appointed Crowe Horwath as the independent registered public accounting firm for the fiscal year ended December 31, 2010, and are presenting the selection to the shareholders for ratification.

Submitted by the Audit Committee:  Robert L. Goocher; Chair; Dr. H. Ray Hoops; and Daniel T. Wolfe.

Information Concerning Principal Accounting Firm

Table for Fees Paid

The following table sets forth the aggregate fees billed by Crowe Horwath for the years ended December 31, 2009, and December 31, 2008:

Fee Category	2009 Fees	2008 Fees
Audit Fees	$607,810	$485,400
Audit-Related Fees	21,700	0
Tax Fees	6,250	1,650
All Other Fees	0	0
Total Fees	$635,760	$487,050

Audit Fees.  Consists of fees billed for professional services rendered for the audit of the consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the consolidated financial statements and are not reported under “Audit Fees”.

Tax Fees.  Consists of fees billed for professional consulting services related to tax matters.

All Other Fees.  Consists of fees for review of information and other authorized and approved services other than the services reported above.

Pre-Approval Policies and Procedures

We have adopted pre-approval policies which require the Audit Committee or its designee, Mr. Goocher, to pre-approve proposed non-audit services from Crowe Horwath.  The Audit Committee may approve certain specific categories of services within a specific range of fees up to twelve months in advance.  Any proposed services not included within the specific categories of pre-approval services or exceeding pre-approved cost levels or budgeted amounts require separate pre-approval by the Audit Committee.

Proposal 4 will be approved if more votes are cast FOR the proposal than are cast AGAINST it.  The failure to vote, abstentions and broker non-votes will not affect the outcome of the vote on this proposal.

The Board of Directors recommends a vote FOR the ratification of the appointment of Crowe Horwath LLP as independent registered public accounting firm for 2010.

COMPENSATION COMMITTEE REPORT

The Compensation Committee, composed of the undersigned directors, has reviewed and discussed the CD&A contained in this proxy statement with management.  Based on the review and discussion with management, the committee recommended to the Board of Directors that the CD&A be included in the Annual Report on Form 10-K for the year ended December 31, 2009, and this proxy statement.

The Compensation Committee certifies that:  (1) it has reviewed with senior risk officers the senior executive officer (SEO) compensation plan and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Integra Bank Corporation; (2) it has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risk these plans pose to Integra  Bank Corporation; and (3) it has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Integra Bank Corporation.

Submitted by the members of the Compensation Committee:

Richard M. Stivers, Chair; Dr. H. Ray Hoops; and Thomas W. Miller.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

The following discussion is intended to supplement the more detailed information concerning our executive compensation that appears in the tables and narrative discussions that follow.  Our goal is to provide you with an understanding of our compensation practices, including the compensation payable to the executive officers named in the Summary Compensation Table, or the named executive officers.

The Compensation Committee of our Board of Directors, referred to in this section as the committee, plays a key role in designing and administering our executive compensation program.  All principal elements of compensation paid to our executive officers are subject to approval by the committee.  During 2009, the committee assumed additional responsibilities as a result of our participation in the CPP.  The Compensation Committee Report, which immediately precedes this discussion, includes the certification required by the CPP.

The past year was the most challenging for us, and for the banking industry in recent memory.  The federal government continued unprecedented interventions into financial markets and the banking industry, including infusions of capital into many institutions, including ours.  The number of bank closures in 2009 was the highest since 1992 and is expected to continue at a rapid pace throughout all of 2010, evidencing the challenges the industry is facing.

Our strategy has continued to shift from growth in market share and earnings to one focused on assessing the asset quality issues we face and executing strategies to minimize loss and maintain and increase capital.  In 2009, we recorded significant charges for the provision for loan losses, other-than-temporary securities impairment and an increase in our deferred income tax valuation allowance.  We believe the level of these charges will moderate in 2010.

We did achieve many positive things during 2009.  We completed execution of multiple strategic initiatives which had previously been defined to strengthen our capital base and prepare us to weather the credit quality challenges facing our company.  In early 2009, we sold a total of five Kentucky branches with their associated deposits and loans to two buyers.  We increased our capital by approximately $84 million through the CPP.  We also transitioned to new executive leadership.  We suspended cash dividends on our common stock and cash dividends and payment on our outstanding trust preferred securities to enhance liquidity.  Later in the year, we sold another five branches located in the Northern Kentucky market with their associated deposits and loans and a significant amount of commercial loans generated by our commercial and industrial loan production group based in Covington, Kentucky.  This C & I loan production office, or LPO, was then closed and the entire staff was hired by the purchaser.  We realized early repayment of approximately $31 million of commercial real estate loans through an early repayment incentive program.  We closed our Louisville, Kentucky and Nashville, Tennessee commercial real estate LPOs and announced the closure of our Cleveland, Ohio LPO which was subsequently completed in January of this year.  We negotiated the sale of approximately $66 million of bank owned life insurance and further completed the repositioning of our investment securities portfolio to reduce the inherent risk in that portfolio.   Finally, we executed a profit improvement initiative which has resulted in a significant reduction in non-interest expenses and enhancement of non-interest income.

During the fourth quarter, our new management team and the board of directors clearly defined our future vision and execution strategies that will drive short term actions and position us for long term success.  Our future vision calls for a disciplined focus on community banking within a narrower geographic footprint.  Accordingly, we are pursuing multiple execution strategies as follows:

•
First, we are exiting the commercial real estate lending line of business, not just for the short term in these challenging economic times, but for the long term as well.  We will manage our current commercial real estate exposure downward through the sale of performing and nonperforming loans, discontinue the generation of any new commitments, and provide incentives to our customers and relationship managers to prepay their outstanding loans and increase our yields as pricing opportunities arise.  Our remaining commercial real estate relationship managers have been reassigned to our loan workout group to emphasize our strategy and desired outcome.

•
Second, we will narrow our geographic operating footprint through the sale of multiple branch clusters.  The sale completed in December 2009 was the first transaction executed under this strategy.  Since that time, we have announced definitive agreements for the sale of three additional branch clusters aggregating thirteen offices, approximately $286 million in deposits and approximately $266 million in branch and non-branch related loans.  Based upon letters of intent and completed due diligence, we expect to announce additional branch and loan sales during the first half of 2010.

•
Third, the additional capital generated from these asset divestitures, both from the gain on sale as well as reduced risk weighted assets, will allow us to increase sales of both performing and nonperforming assets, ensuring adequate levels of liquidity and improving our credit quality measures.

•
Finally, as we execute branch and asset divestitures, we will aggressively reduce our cost structure to match our core earning capacity, aggressively market our services to community relationship customers, and return to profitability.  Throughout this process, we will continue to focus on delivering exceptional customer service and transitioning our customers in a seamless fashion.

Against this backdrop, the committee made a number of key decisions affecting the compensation of the named executive officers in 2009.  These include:

•	temporarily reducing the base salaries for the executive officers for most of 2009 and part of 2010;

•	approving a policy against excessive or luxury expenditures and a clawback policy; and

•	replacing our previous incentive compensation arrangements to our named executive officers with qualifying awards of long-term restricted stock subject to limitations under the CPP.

As a result of our participation in the CPP, our executive compensation program has been and will continue to be materially affected.  An explanation of the consequences of this action appears in this section under “—Impact of Participation in Capital Purchase Program” that begins on page 30.

Objectives

We believe that our executive compensation program should meet the following objectives:

•
support a pay-for-performance policy that rewards coordinated and sustained results that enhance our performance in absolute terms as well as relative to peers and helps to achieve our strategic goals;

•
respond to the current economic environment and puts the emphasis on an improvement plan that focuses on the stabilization of problem assets, an improvement in the credit profile and return to profitability;

•	comply with the risk management and other requirements which we are subject to as a participant in the CPP;

•
provide total compensation which is competitive to total compensation payable to executives at other banking companies with comparable responsibilities, which is key to attracting and retaining the highly-skilled management personnel necessary to our success; and

•	provide long-term incentives that are aligned with the successful execution of our strategies and the interests of our shareholders.

Role of the Compensation Committee

The committee has been appointed by the Board to assist it in fulfilling its oversight responsibility with respect to executive compensation. The committee is entirely comprised of independent directors.  It determines and approves the compensation payable to our named executive officers and other executive officers and also makes awards of equity-based compensation to our employees.

To carry out its responsibilities, the committee:

•
engaged The Delves Group, an independent, nationally recognized compensation consultant with expertise in financial institutions, as its independent consultant to provide advice on compensation plan design and best practices;

•
reviewed 2009 long-term incentive grant analysis prepared by The Delves Group to assist in setting performance goals for equity incentive compensation and determined the extent to which these goals were met;

•	engaged The Delves Group to prepare market analysis in determining the 25th percentile, median, and 75th percentile total compensation for the executive officers;

•
reviewed all of the employee incentive compensation arrangements with the Chief Credit and Risk Officer on a semi-annual basis to ensure that the incentive compensation arrangements do not encourage unnecessary and excessive risks;

•
approved the composition of the “peer group” of other Midwest banking companies, adjusting the group for the effect of M&A activity that occurred during the past year, described below under “Benchmarking” that the committee used for making comparisons to our executive compensation practices;

•	reviewed all components of compensation for the named executive officers, including “tally sheets” for each officer;

•	met in executive session without members of management present to discuss performance issues, goal-setting and other matters; and

•	attended presentations concerning issues relating to executive compensation.

Total Compensation Analysis

The committee has historically considered data from market surveys and comparative information from the peer group described under “Benchmarking” to develop a “total compensation” analysis.  Total compensation includes base salary, annual cash incentives, and equity incentives valued at grant date fair value.  The committee compares the total compensation of our executive officers with the most recently available total compensation reported for executives within the peer group with similar responsibilities.

The committee uses the total compensation data as a means of understanding how the compensation of the named executive officers corresponds to percentiles or ranges for the peer group.  The percentiles or ranges considered in 2009 are described below under “2009 Compensation Decisions”.  The total compensation analysis by itself does not determine compensation decisions on individual officers or elements of compensation.  The committee takes a number of other considerations into account, including the committee’s qualitative assessment of our performance in the preceding years, the Chief Executive Officer’s recommendations, ranges set for merit increases, individual circumstances such as retention concerns, job responsibilities, and relative pay differences within our overall compensation structure.

Benchmarking

For comparative purposes, the committee reviews the compensation practices and levels of a peer group of publicly-held regional bank holding companies with headquarters in the Midwest.  The composition of the peer group used in 2009 was approved by the committee in 2009 and reaffirmed in 2010 with input from The Delves Group.  The companies range in asset size from approximately $2 to $10 billion. Most of these companies operate in two or more states with multiple branches in markets with similar characteristics to our franchise.  The peer group represents the types of companies that we consider to be our primary competition for management talent.  Currently, the peer group consists of:

1st Source Corporation	AMCORE Financial Inc.
Chemical Financial Corporation	City Holding Company
Community Trust Bancorp, Inc.	First Busey Corporation
First Financial Bancorp	First Financial Corporation
First Merchants Corporation	First Midwest Bancorp, Inc.
First Place Financial Corporation	Heartland Financial USA Inc.
Independent Bank Corporation	MainSource Financial Group, Inc.
MB Financial, Inc.	Midwest Banc Holdings, Inc.
Old National Bancorp	Old Second Bancorp, Inc.
Park National Corporation	Republic Bancorp, Inc.
United Bankshares, Inc.	WestBanco, Inc.

Elements of Compensation

There were three principal elements in our 2009 executive compensation program — base salary, cash incentives and equity-based incentives.  The committee has used as a guideline that, in the case of the named executive officers, a substantial portion of their total compensation should be at risk – tied directly, or indirectly, to achieving objective financial performance measures.

Base Salary.  We believe base salaries should provide executive officers with a level of assured compensation consistent with their experience, responsibilities and accomplishments.  The committee reviews the base salaries of executive officers on an annual basis.  The committee conducts a qualitative assessment of each executive officer’s performance and considers the market data and the relative positioning of the executive within our officer salary range in making any change in base salary.

Cash Incentives:  Historically, we provided annual cash incentives to reward superior individual performance and help achieve our strategic goals.  Prior to our participation in the CPP, the committee had approved the 2009 – 2011 Executive Officers Incentive Compensation Plan, which created opportunities for cash compensation under two trigger events:

•	two consecutive quarters of positive income; and

•	a return to acceptable and then a sustainable level of profitability, which is defined as consistent quarter-to-quarter profitability with conservative banking ratios and strong capital ratios.

The committee determined that the appropriate Threshold, Target, and Maximum levels would be set once the trigger event had occurred.  The company did not meet either trigger event during 2009.  Moreover, due to our participation in the CPP, we are currently prohibited from paying any bonus, retention award, or incentive compensation to any of the named executive officers.

Equity-Based Incentives.  The committee grants awards under the 2007 Equity Incentive Plan, or the Equity Plan, to create opportunities for additional compensation that is tied to the performance of our stock.  These awards also align the interests of the recipients with the interests of our shareholders.  The awards made to the named executive officers in 2009 (except for Messrs. Carroll and Key in July 2009) were limited to qualifying awards of long-term restricted stock.  In making its award decisions for a year, the committee typically considers the executive’s prior year total compensation and how that amount compares to the total compensation information for the peer group.  The committee also makes a qualitative assessment of our overall financial performance for the prior year adjusted to reflect individual results and business circumstances.

Other Benefits

Retirement Arrangements.  We do not have a pension plan or any supplemental retirement plans for our executive officers.  Executive officers participate in our 401(k) plan on the same terms as other salaried employees.  We have historically matched employee contributions in an amount equal to 100% of the employee’s contributions up to 3% of the employee’s eligible compensation plus 50% of the employee’s contributions greater than 3% and up to 5% of the employee’s eligible compensation.  Beginning in April 2009, however, we temporarily suspended any company match contribution.  Although we have the ability to make additional profit sharing contributions to the 401(k) plan, we have never made any such contributions.

Personal Benefits.  Management-level employees, including the named executive officers are entitled to receive a limited range of personal benefits under their employment agreements (if applicable) or under our policies.  The committee annually reviews these benefits.  We believe that social or country club memberships provide an appropriate environment for customer business development.  We typically pay for the initiation fee, dues and special assessments for country club memberships for the named executive officers.   Mr. Alley has assumed a country club membership that Mr. Vea held until September 2009. We paid the dues for one month and Mr. Alley elected to personally pay the monthly dues since that date.  Messrs. Duncan and Zorn’s club memberships were cancelled effective August 1, 2009.  We are currently providing Messrs. Key and Watson a country club membership.  Mr. Carroll does not have a country club membership.  Any personal expenses incurred are reimbursed by the executive.  Finally, we provided Messrs. Vea and Zorn an automobile allowance that ceased upon their termination.  These personal benefits are disclosed as “All Other Compensation” in the Summary Compensation Table on page 32 of this proxy statement.

Role of Executive Officers in Compensation Decisions

The Chief Executive Officer provides the committee with recommendations for the compensation of the executive officers other than the Chief Executive Officer.  These recommendations are developed by the Chief Executive Officer with the assistance of peer market data, input from compensation consultants and our human resources personnel.  The Chief Executive Officer reviews and rates the performance of the other executive officers.  He then presents his recommendations for base salary adjustments and incentive awards.  The performance of the Chief Executive Officer is reviewed by the Nominating and Governance Committee which is shared with the committee and the full Board.  Although the committee considers these recommendations, it retains ultimate authority for compensation decisions affecting our executive officers.

Stock Option and Other Equity-Based Incentives Grant Practices

The committee has the sole authority under the Equity Plan to make equity-based incentive compensation awards to key employees and directors.  To date, the committee has made awards in the form of Stock Appreciation Rights (“SARs”), stock options and restricted stock under the Equity Plan.  Stock options and restricted stock granted under previous plans remain outstanding.  The committee takes into consideration the number of available options, SARs and restricted stock that remain available under the Equity Plan.

With the exception of new hires, significant promotions or other unplanned events, the committee typically makes equity awards on an annual basis at its May meeting; however, in 2009, the annual equity awards were made in July 2009.  This timing allows the committee to make a qualitative assessment of our financial performance for the prior year.  We do not backdate stock options or issue stock options with exercise prices or SARs with base prices below the fair market value of our common stock on the grant date.  We do not schedule grant dates to precede favorable information or follow unfavorable disclosures.

Awards of stock options and SARs typically vest in three or four equal annual installments beginning one year from the date of grant, and are subject to a continuing service requirement.  The exercise of stock options has historically been determined by sales prices on the last trading day prior to the date of grant or in the case of the Equity Plan, the closing sale price of our common stock on the date of grant.  The base price of SARs is set by the Equity Plan as the closing sale price of our common stock on the date of grant.

Restricted stock awards vest in three or four equal installments beginning one year from the date of grant and are subject to a continuing service requirement for all employees. Restricted stock awards made to named executive officers are not fully transferable until after all CPP-related obligations have been satisfied.

2009 Compensation Decisions

In making compensation decisions for 2009, the committee reviewed comparative total compensation information for the peer group and other information from its consultants, including tally sheets for each named executive officer for the preceding two years.  The sheets showed total compensation as well as comprehensive income which is total compensation plus the change in intrinsic value of equity holdings for the period.  The committee also reviewed an inventory of equity awards made to the executives since their hire date showing grant date award values as well as the intrinsic value of the outstanding awards at the end of each year.  The value of the equity awards were sensitized for changes from -10% to +10% in annual stock price appreciation and the equity value for a future five year period.  The committee also reviewed estimated severance benefits that would be payable in connection with alternative scenarios in which the executive’s employment may terminate.

The committee considered our overall financial performance during the period that an executive officer has held his position, the difficulty of replacing an executive officer with another of comparable experience and skill and how compensation decisions could assist us in achieving the goals set out in our strategic plan.

Total Compensation Opportunity. The committee determined that the total compensation opportunity for the executive officers should be at approximately the 50th percentile for total compensation of the peer group.

Base Salaries. In light of the financial performance and stock performance during 2008 and 2009, the committee determined that there would be no merit increases in base salaries for executives in 2009.  During 2009, we initiated a company-wide profit improvement initiative.  As a part of that initiative, the base salaries for the named executive officers (except for Mr. Carroll who was not appointed to the Chief Financial Officer until December 2009), were reduced by 4.76% to 22.31% effective June 2009 through January 2010.

Cash Incentives.  As described below under “—Impact of Participation in the Capital Purchase Program”, we cannot currently pay any bonus, retention, or incentive compensation to our five most highly compensated employees.  Messrs. Carroll and Key were not among that group in 2009 and received a bonus.  The amounts paid to Messrs. Carroll and Key are disclosed as “Bonus” in the Summary Compensation Table on page 32 of this proxy statement.

Equity-Based Incentives. In July 2009, the committee made its annual grant of equity-based incentive awards under the Equity Plan to a total of fifty employees, including the named executive officers, except Messrs. Vea and Alley.  In December 2009, Mr. Carroll was granted an equity-based incentive award of 5,000 shares following his promotion to Chief Financial Officer.  The committee granted restricted stock and valued the awards at their grant date fair value.  The shares vest equally over three years for all employees.  Restricted stock awards to named executive officers do not become fully transferable until all CPP-related obligations have been satisfied.  In determining the amount of the award to each named executive officer, the committee gave consideration to (1) the executive’s total compensation for 2008, current base salary, and the impact of the award on their total compensation with a target for the executive’s total compensation to be at or near the 50th percentile of the peer group; (2) the committee’s qualitative assessment of our overall performance in 2008; and (3) with respect to the named executives other than the Chief Executive Officer, the recommendation of the Chief Executive Officer, which considered a qualitative assessment of each executive officer’s individual performance. The committee also took into account the other factors described above in the first two paragraphs of this section.

The restricted stock awards made to the named executive officers for 2009 are described in footnote 2 on page 33 of this proxy statement.

2010 Executive Compensation Decisions

In December 2009, the committee engaged The Delves Group to prepare market analysis of compensation for the top five executives.   The competitive analysis was gathered from sources that included the peer group and executive compensation surveys.  In January 2010, the committee, after reviewing the comparative analysis and considering the executive’s increased job responsibilities, the company’s intent to retain these executives and the recommendation of the Chief Executive Officer, approved base salary increases effective February 2010 for the other executives (except Mr. Carroll) that represented a percentage increase of approximately 0% to 19% when compared to their base salaries prior to the salary reduction in June 2009.  The new base salary increases were below the median (except for Mr. Key) of those in the peer group and The Delves Group concurred that the increases were appropriate for these executive positions.  Total cash compensation for each of the five named executives is below the median of those in the peer group, and is below the 25th percentile for four of the five executive officers.  Mr. Carroll, upon his appointment as Chief Financial Officer, received an increase in his base salary of approximately 23% from the salary he was paid while serving as controller.  His base salary was then increased an additional 22% upon completion of the market analysis by The Delves Group.  The committee, in its consideration of Mr. Alley’s job performance and the comparative analysis, restored his salary to the amount he was receiving prior to the salary reduction and granted him a restricted stock award of 75,000 shares in January 2010. The shares are subject to a continuing service requirement, vest in three equal annual installments and also do not become fully transferable until after all CPP-related obligations have been satisfied.

Following the promotion of Mr. Key, the committee granted him a restricted stock award of 5,000 shares in January 2010.  The shares are subject to a continuing service requirement and vest in three equal annual installments and are also subject to the same vesting requirements contained in the rules applicable to CPP participation as Mr. Alley’s restricted stock award.

Impact of Participation in the Capital Purchase Program

We became a CPP participant on February 27, 2009, and sold a new series of preferred shares and a related warrant to purchase common stock to the Treasury Department.  As a result, we became subject to the executive compensation restrictions under the CPP and the contract pursuant to which we sold such securities.  Those restrictions apply to our “senior executive officers,” or SEOs, and in certain situations to other highly compensated employees, as long as the Treasury Department continues to hold our preferred stock (but will not apply to any period in which Treasury holds only the warrant).  For 2010, our SEOs are the current officers identified as named executive officers in the Summary Compensation Table.  The restrictions place these direct limits on executive compensation:

•
Prohibition on Compensation Incentives to Take Unnecessary and Excessive Risks.  We must not provide incentive compensation arrangements that encourage our SEOs to take unnecessary and excessive risks that threaten the value of the financial institution.

•
Clawbacks.  We must recover any bonus or incentive compensation paid to an SEO (or any of the next 20 most highly compensated employees) if the payment is later found to have been based on statements of earnings, gains, or other criteria that prove to have been materially inaccurate.  We had a similar policy in place, but we implemented the TARP Capital Purchase Program Clawback Policy on April 15, 2009, to conform to the details of these restrictions.

•
Golden Parachutes.  We must not make payments in any amount to any SEO (or any of the next five most highly compensated employees) for employment termination for any reason, except for payments for services performed or benefits accrued.

•
Prohibition on Bonus and Similar Payments.  We must not pay any “bonus, retention award, or incentive compensation” to our five most highly compensated employees.  The prohibition does not apply to “long-term” restricted stock, but only if the value of the restricted stock does not exceed one-third of the employee’s total annual compensation, and the restricted stock does not become fully transferable until after all CPP-related obligations have been satisfied.

•
Prohibition on Plans That Encourage Earnings Manipulation.  We must not maintain any compensation plan that would encourage manipulation of the reported earnings of the company to enhance the compensation of any of its employees.

In addition to these direct limits on compensation, we must comply with the following compensation-related requirements:

•	Limit on Tax Deduction. We may not take a tax deduction in excess of $500,000 for compensation paid to any SEO for services performed during a year.

•
Reporting and Certification.  Our Chief Executive Officer and Chief Financial Officer must provide a written certification of compliance with the executive compensation restrictions in our Annual Report on Form 10-K.

•
Risk Review.  The committee must meet on at least a semi-annual basis to review all SEO incentive compensation arrangements with our senior risk officers to ensure that SEOs are not encouraged to take such risks.  As indicated in the Compensation Committee Report that precedes this CD&A, the committee has conducted the required reviews.

•
Policy on Luxury Expenditures.  We must implement a company-wide policy regarding excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services. The policy was implemented on July 22, 2009.

•	Shareholder “Say-On-Pay” Vote. We must permit a non-binding shareholder vote to approve the compensation of executives as disclosed in the company’s proxy statement.

Stock Ownership Requirements

Our Corporate Governance Principles require named executive officers to own shares of our common stock, restricted stock awards, or unexercised stock options having specified percentages of his base salary.  Based on the recommendation of the Compensation and Nominating and Governance Committees, the Board approved extending the period within which all executive officers are to meet the stock ownership requirements set forth in the Corporate Governance Principles to December 31, 2013.

Other Relationships with Compensation Consultant

The committee engaged The Delves Group in 2008.  The Delves Group has not been engaged by us or by our management for any other services.

Section 162(m)

Section 162(m) of the Internal Revenue Code limits the deductibility of total compensation paid to the most highly-compensated executive officers of U.S. public companies to $1,000,000 per year unless the compensation qualifies as performance-based.  As discussed above, as long as we participate in the CPP, the tax limit for deductibility of compensation paid to any of our senior executive officers will be $500,000 without any exception for performance-based compensation.  To date, we have never been subject to the limits of Section 162(m).  The deductibility of some types of compensation payments can depend upon the timing of the vesting or an executive's exercise of previously granted awards. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond our control also can affect deductibility of compensation. For these and other reasons, the committee has determined that it will not necessarily seek to limit executive compensation to that sum which is deductible under Section 162(m).

The 2007 Cash Plan and the Equity Plan contained performance-based conditions.  The plans have been approved by shareholders so that payments under those plans can qualify as performance-based compensation under Section 162(m) although that will not affect the $500,000 limit which eliminates that exclusion as long as we are participating in the CPP. We will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with our compensation policies and what we believe is in the best interests of our shareholders.

Summary Compensation Information

The table below sets forth compensation information for the named executive officers for 2009:

Summary Compensation Table for 2009
						Non-Equity
				Stock	Option	Incentive	All Other
Name and		Salary	Bonus	Awards	Awards	Plan Comp.	Compensation	Total
Principal Position	Year	($)	($) (1)	($) (2)	($) (3)	($)	($) (4)	($)

Michael J. Alley (5)	2009	168,846	0	0	0	0	0	168,846
Chairman of the Board and
Chief Executive Officer

Michael B. Carroll (6)	2009	152,692	35,000	8,650	0	0	2,472	198,814
Executive Vice-President,
Chief Financial Officer and
Principal Accounting Officer

Roger M. Duncan	2009	208,250	0	24,840	0	0	3,909	236,999
Executive Vice-President,	2008	214,750	0	34,655	23,102	45,258	12,953	330,718
Retail Manager and Community
Markets Manager, President
of Evansville Region

John W. Key (7)	2009	184,500	35,000	13,500	0	0	3,414	236,414
Executive Vice-President
Chief Credit and Risk Officer

Roger D. Watson (8)	2009	212,500	0	24,840	0	0	1,185	238,525
Executive Vice-President,	2008	220,962	0	56,694	37,802	0	6,859	322,317
Division Manager -	2007	206,635	0	32,271	62,632	90,000	12,900	404,438
Commercial Real Estate

Michael T. Vea (9)	2009	429,809	0	0	0	0	86,259	516,068
Former Officer	2008	478,786	0	210,606	140,400	0	52,176	881,968
	2007	458,845	0	102,007	198,000	75,043	44,686	878,581

Martin M. Zorn (10)	2009	236,154	0	43,200	0	0	17,384	296,738
Former Officer	2008	277,712	0	65,281	43,518	0	31,643	418,154
	2007	266,386	0	39,097	75,898	34,616	29,965	445,962

Raymond D. Beck (11)	2009	206,000	0	32,400	0	0	2,120	240,520
Former Officer	2008	210,115	0	49,194	32,800	0	12,223	304,332
	2007	203,655	0	15,984	31,022	19,665	53,097	323,423

(1)	No bonuses were paid for or in 2009 to any of our five most highly compensated employees.

(2)	Represents the grant date fair value for restricted stock awards held by each named executive officer.

(3)	No option awards were granted in 2009. The amount shown for 2008 and 2007 is the fair value of each grant as of the date of grant using the Black-Scholes option pricing method.

(4)
All other compensation consists of: (i) matching contributions to the 401(k) plan for all named executive officers except Mr. Alley; and (ii) the amount of dividends paid on unvested restricted stock awards to all named executive officers except Mr. Alley.  Also includes the value of perquisites and personal benefits consisting of:  (i) automobile allowance in the following amounts:  Mr. Vea - $15,000; and Mr. Zorn - $10,500; (ii) country club memberships in the following amounts:   Mr. Vea - $9,622; and Mr. Zorn - $3,569; (iii) home security monitoring for Mr. Vea; (iv) executive long-term disability insurance for all named executive officers except Messrs. Alley and Key; (v) legal expenses for review of Mr. Vea’s Separation and Release Agreement; and (vi) transition related services for Mr. Vea - $50,000.

(5)	Mr. Alley was appointed as Chairman and Chief Executive Officer effective May 4, 2009.

(6)	Mr. Carroll was appointed Chief Financial Officer effective December 1, 2009.

(7)	Mr. Key was appointed an executive officer effective December 16, 2009, and the Chief Credit and Risk Officer of the Bank effective January 11, 2010.

(8)	Mr. Watson ceased serving as an executive officer effective December 16, 2009.

(9)	Mr. Vea resigned as Chairman and Chief Executive Officer effective May 4, 2009, and as President effective August 31, 2009. His last day of employment was December 31, 2009.

(10)	Mr. Zorn was granted 40,000 shares of long-term restricted stock in 2009. His last day of employment was November 13, 2009, and the restricted stock grant was forfeited following his termination.

(11)	Mr. Beck was granted 30,000 shares of long-term restricted stock in 2009. His last day of employment was December 31, 2009, and the restricted stock grant was forfeited following his termination.

Narrative Discussion

The compensation for the stock and option awards shown in the above table was calculated based on their grant date fair value.  No option awards were granted to the named executive officers in 2009.  The amounts shown for options awards in the preceding fiscal years were recomputed at their grant date fair value.

Equity and Cash Plan-Based Awards

The following table sets forth information concerning equity and cash plan-based awards made to the named executive officers during 2009 under the 2007 Equity Plan and 2007 Cash Plan:

Grants Of Plan-Based Awards In 2009
						All Other Option
						Awards:
					All Other Stock	Number of
		Estimated Future Payouts Under			Awards:	Securities	Exercise or Base	Grant Date Fair
		Non-Equity Incentive Plan Awards(1)			Number of Shares	Underlying	Price of Option	Value of Stock and
	Grant	Threshold	Target	Maximum	of Stock or Units (2)	Options (3)	Awards (3)	Option Awards (4)
Name	Date	($)	($)	($)	(#)	(#)	($/Sh)	($)
Michael J. Alley		-	-	-	-	-	-	-

Michael B. Carroll		-	-	-		-	-	-
	07/22/09	-	-	-	5,000	-	-	5,400
	12/16/09	-	-	-	5,000	-	-	3,250

Roger M. Duncan		-	-	-	-	-	-	-
	07/22/09	-	-	-	23,000	-	-	24,840

John W. Key		-	-	-		-	-
	07/22/09	-	-	-	12,500	-	-	13,500

Roger D. Watson		-	-	-	-	-	-	-
	07/22/09	-	-	-	23,000	-	-	24,840

Michael T. Vea		-	-	-	-	-	-	-

Martin M. Zorn		-	-	-	-	-	-	-
	07/22/09	-	-	-	40,000	-	-	43,200

Raymond D. Beck		-	-	-
	07/22/09				30,000	-	-	32,400

(1)
The named executive officers, except Messrs. Carroll and Key, were prohibited under the CPP from receiving any bonus, retention award, or incentive compensation, excluding qualifying grants of restricted stock during 2009.

(2)
Represents the number of shares of restricted stock granted in 2009.   The restricted shares granted to Messrs. Beck and Zorn were forfeited following their termination of employment.  The shares granted to Messrs. Carroll, Duncan and Watson were grants of long-term restricted stock which do not become fully transferable until after all CPP-related obligations have been satisfied.

(3)	No options were granted to the named executive officers in 2009.

(4)
Amounts represent the grant date fair value of the restricted stock awards granted in 2009 and were calculated by multiplying the number of restricted shares granted by the closing market price of our common stock on the grant date.

Narrative Discussion

The table shows the grant date fair value of the awards of restricted stock made to the named executive officers in July and December 2009 under the 2007 Equity Plan.

Mr. Alley was not granted an equity-based award in 2009. Mr. Vea was not granted an equity award in 2009 and his last day of employment was December 31, 2009.  The Company is currently restricted under the terms of the CPP in the form and amount of any equity awards to its five most highly compensated employees.  In general, the award must take the form of long-term restricted stock and the value of the award may not exceed one-third of their annual compensation.  Subject to their continuous employment, the shares of restricted stock vest equally over three years and, as long as any CPP-related obligations remain outstanding, the shares may only become transferable as we repay those obligations as follows:  25% of the shares become transferable when we have repaid 25% of the financial assistance; 25% of the shares become transferable when we have repaid 50% of the financial assistance; 25% of the shares become transferable when we have repaid 75% of the financial assistance; and the balance of the shares become transferable when we have repaid 100% of the financial assistance.  Although awards were made to Messrs. Zorn and Beck in 2009, the 2009 awards were forfeited after their employment terminated.  In addition, the former officers forfeited other outstanding equity awards.

Mr. Vea forfeited a total of 12,261 shares of restricted stock, 26,145 non-qualified stock options and 46,145 stock appreciation rights settled in stock, or SARs.  Mr. Zorn forfeited a total of 43,961 shares of restricted stock, 8,104 non-qualified stock options and 15,770 SARs.  Mr. Beck forfeited a total of 32,696 shares of restricted stock, 8,608 non-qualified stock options and 9,241 SARs.

Outstanding Equity Awards

The following table sets forth information concerning outstanding equity awards held by the named executive officers at December 31, 2009.  Option awards include non-qualified stock options and SARs.  Stock awards include restricted stock awards.  The vesting schedule for each award is described in the footnotes to this table.

Outstanding Equity Awards at 2009 Fiscal Year-End

	Option Awards						Stock Awards
	Number of		Number of				Number of		Market Value
	Securities		Securities				Shares or		of Shares or
	Underlying		Underlying				Units of		Units of
	Unexercised		Unexercised		Option	Option	Stock That		Stock That
	Options (#)		Options (#)		Exercise	Expiration	Have Not		Have Not
Name	Exercisable		Unexercisable		Price ($)	Date	Vested (#) (1)		Vested ($) (1)
Michael J. Alley	0						0

Michael B. Carroll	3,000				21.70	07/18/12	737	(5)	545
	3,000				18.48	07/16/13	1,333	(6)	986
	3,000				20.42	05/19/14	5,000	(7)	3,700
	5,000				21.66	05/10/15	5,000	(8)	3,700
	3,715				22.88	05/08/16

Roger M. Duncan	5,000				21.25	05/01/10	604	(5)	447
	3,000				23.25	05/01/11	1,657	(6)	1,226
	5,000				19.69	03/20/12	23,000	(9)	17,020
	7,500				18.48	07/16/13
	12,500				20.42	05/19/14
	12,500				21.66	05/10/15
	10,000				22.88	05/08/16
	5,517	(2)	5,516	(2)	23.30	05/22/17
	2,151	(3)	4,302	(3)	13.94	05/21/18
	2,151	(4)	4,302	(4)	13.94	05/21/18

John W. Key	2,500	(2)	2,500	(2)	23.30	05/22/17	400	(5)	296
	833	(4)	1,667	(4)	13.94	05/21/18	1,333	(6)	986
							12,500	(7)	9,250

Roger D. Watson	10,000				17.22	05/21/13	692	(5)	512
	10,000				18.38	07/16/13	2,711	(6)	2,006
	12,500				20.42	05/10/14	23,000	(9)	17,020
	12,500				21.66	05/10/15
	12,500				22.88	05/08/16
	6,327	(2)	6,326	(2)	23.30	05/22/17
	3,520	(3)	7,039	(3)	13.94	05/21/18
	3,520	(4)	7,039	(4)	13.94	05/21/18

Michael T. Vea	35,000				21.25	04/01/10	0
	50,000				23.25	04/01/10
	30,000				19.69	04/01/10
	69,968				17.00	04/01/10
	45,226				20.42	04/01/10
	42,402				21.66	04/01/10
	36,235				22.90	04/01/10
	20,000				23.30	04/01/10
	13,073				13.94	04/01/10
	13,073				13.94	04/01/10

Martin M. Zorn	15,000				22.59	02/14/10	0
	5,000				23.25	02/14/10
	15,000				19.69	02/14/10
	16,432				17.00	02/14/10
	14,732				20.42	02/14/10
	10,889				21.66	02/14/10
	13,500				22.90	02/14/10
	7,667				23.30	02/14/10
	4,052				13.94	02/14/10
	4,052				13.94	02/14/10

Raymond D. Beck	7,500				26.35	04/01/10	0
	3,134				23.30	04/01/10
	3,054				13.94	04/01/10
	3,054				13.94	04/01/10

(1)	Calculated by multiplying the number of shares of unvested restricted stock by $0.74, the closing market price of our common stock as reported by the Nasdaq Global Market on December 31, 2009.

(2)
Represents SARs granted in 2007 that become exercisable in four equal installments each year on the anniversary of the grant date.  The SARs vest early upon termination due to death, disability or following a “change in control”.

(3)
Represents stock options granted in 2008 that become exercisable in three equal installments each year on the anniversary of the grant date.  The options granted will vest upon termination due to death, disability or a “change in control”.

(4)
Represents SARs granted in 2008 that become exercisable in three equal installments each year on the anniversary of the grant date.  The options granted will vest upon termination due to death, disability or a “change in control”.

(5)
Represents unvested portion of restricted stock awards granted in 2007 that vest in four equal installments each year beginning on the first anniversary of the grant date.  Vesting of these restricted stock awards accelerates upon death, disability or a “change in control”.

(6)
Represents unvested portion of restricted stock awards granted in 2008 that vest in three equal installments each year beginning on the first anniversary of the grant date. Vesting of these restricted stock awards accelerates upon death, disability or a “change in control”.

(7)
Represents an unvested restricted stock award granted in July 2009 that vests in three equal installments each year beginning on the first anniversary of the grant date.  Vesting of the award accelerates upon death, disability or a “change in control”.  Participants are not eligible to receive cash dividends during the restriction period.

(8)
Represents an unvested restricted stock award granted in December 2009 that vests in three equal installments each year beginning on the first anniversary of the grant date and is subject to further restrictions on transferability until the Company repays the financial assistance it received under the CPP.  Participant is not eligible to receive cash dividends during the restriction period.

(9)
Represents an unvested restricted stock award granted in July 2009 that vests in three equal installments each year beginning on the first anniversary of the grant date and is subject to further restrictions on transferability until the Company repays the financial assistance it received under the CPP.  Participants are not eligible to receive cash dividends during the restriction period.

Narrative Discussion

Vested stock options held by the former officers remained exercisable for a period of three months following termination of employment.  Accordingly, Mr. Zorn’s options have expired and Messrs. Vea and Beck options will expire April 1, 2010.

Award Exercise and Vesting

The following table sets forth the number of shares underlying option awards that were exercised or transferred for value during the year and the value realized and the number and value of stock awards that vested or were transferred for value during 2009 held by the named executive officers.

Option Exercises and Stock Vested in 2009(1)

	Stock Awards
	Number of	Value
	Shares Acquired	Realized on
	on Vesting	Vesting
Name	(#) (2)	($) (3)
Michael J. Alley	0	0
Michael B. Carroll	1,285	2,502
Roger M. Duncan	1,631	3,222
John W. Key	867	1,664
Roger D. Watson	2,203	4,328
Michael T. Vea	7,614	14,925
Martin M. Zorn	2,546	4,998
Raymond D. Beck	3,180	4,577

(1)	No shares were acquired by the named executive officers on the exercise of stock options or SARs during 2009.

(2)	Amounts reported reflect the number of restricted shares that vested during 2009 prior to our withholding of shares to satisfy appropriate taxes.

(3)	Calculated by multiplying the number of shares of vested stock by the closing market price of our common stock on the vesting date as reported by the Nasdaq Global Market.

Potential Post-Employment Payments

Historically, we have provided our executive officers and other employees with competitive measures for compensation after termination of employment in a limited number of circumstances, including a change of control.  Our participation in the CPP means that we are not permitted to make severance or similar payments in any amount to any named executive officer (or any of the next five most highly compensated employees) for employment termination for any reason, except for payments for services performed or benefits accrued.  The following discussion explains the consequences of the termination of employment of our named executive officers as of December 31, 2009.

Mr. Zorn voluntarily terminated his employment on November 13, 2009, and Messrs. Beck and Vea voluntarily terminated their employment on December 31, 2009.

Termination In Connection With a Change in Control

In the event of termination of employment in connection with a change in control, as a participant in the CPP, we cannot make any severance payment to our named executive officers.

Voluntary Resignation

If any named executive officer terminates his employment voluntarily, we cannot make any severance payment.  We would pay any salary and benefits accrued through the termination date.  Any unvested restricted shares would be forfeited and vested stock options would remain exercisable for a period of three months following termination.

Termination For Good Reason

In the event of termination of employment for good reason, we cannot make any severance payment to our named executive officers.

Retirement

We do not provide retirement benefits to our named executive officers other than under our 401(k) plan.  Health and welfare benefits are available to our employees who have five years of service and have reached age 55 by paying the full premium.  After age 65, health insurance coverage ends.

Vested stock options issued under a prior plan approved in 1999 would expire three months after retirement.  Under the 2007 Equity Plan and a prior plan approved in 2003, stock options that are vested or that vest in full within thirty-six months after retirement may be exercised for the remainder of the exercise period. Under the 2007 Equity Plan, SARs that are vested or that vest in full within thirty-six months after retirement may be exercised for the remainder of the exercise period.  Unvested restricted shares would be forfeited.

Death or Disability

In the event of the death or disability of a named executive officer, benefits are payable under our life insurance and disability plans, as appropriate.  The death benefit for all named executive officers is equal to 2.5 times his base salary to a maximum benefit of $500,000.  An additional $100,000 of life insurance is available subject to underwriting.  In the event of accidental death, the amount of the benefit and limits are doubled.

Unvested stock options issued under the 1999 plan do not accelerate upon death or disability.  Vested stock options expire one year after termination of employment for death or disability.  Unvested stock options issued under the 2007 Equity Plan and predecessor plan accelerate upon death or disability and expire one year after termination.  Under the Equity Plan, SARs accelerate upon death or disability and expire one year after termination.  Restricted stock awards granted prior to our participation in the CPP vest upon death or disability.

Payment Made For Involuntary Termination With or Without Cause

In the event of termination of employment in connection with an involuntary termination with or without cause, we cannot make any severance payment to our named executive officers except for payments for services performed or benefits accrued.  For a termination without cause, unvested stock options, SARs and restricted stock awards would be forfeited following termination.  For a termination with cause, all rights under any stock options would terminate immediately and unvested restricted stock awards would be forfeited following termination.

The following table reflects the estimated compensation payable to each of the named executive officers in the event of the termination of their employment.  The amounts shown assume the termination is effective as of December 31, 2009, and assumes all accrued benefits have been paid prior to that date.  The amounts shown are only estimates of the amounts that would be paid to each named executive officer upon termination of employment.

Estimated Post-Employment Payments
Under Alternative Termination Scenarios
effective as of December 31, 2009

	Change in	Termination by Executive	Voluntary				Involuntary	Involuntary
Compensation	Control	with "Good Reason"	Resignation	Retirement	Death	Disability	with Cause	without Cause
Components	($)	($)	($)	($)	($)	($)	($)	($)

Michael J. Alley
Stock Options/Stock SARs	0	0	0	0	0	0	0	0
Restricted Stock	0	0	0	0	0	0	0	0
Health and Welfare Benefits	0	0	0	0	0	61,644	0	0
Life Insurance Proceeds	0	0	0	0	500,000	0	0	0

Michael B. Carroll
CIC Benefits Agreement	0	0	0	0	0	0	0	0
Stock Options/Stock SARs (1)	0	0	0	0	0	0	0	0
Restricted Stock (2)	5,232	0	0	0	5,232	5,232	0	0
Health and Welfare Benefits	0	0	0	0	0	45,616	0	0
Life Insurance Proceeds	0	0	0	0	462,500	0	0	0

Roger M. Duncan
CIC Benefits Agreement	0	0	0	0	0	0	0	0
Stock Options/Stock SARs (1)	0	0	0	0	0	0	0	0
Restricted Stock (2)	1,673	0	0	0	1,673	1,673	0	0
Health and Welfare Benefits	0	0	0	0	0	49,315	0	0
Life Insurance Proceeds	0	0	0	0	500,000	0	0	0

John W. Key
CIC Benefits Agreement	0	0	0	0	0	0	0	0
Stock Options/Stock SARs (1)	0	0	0	0	0	0	0	0
Restricted Stock (2)	10,532	0	0	0	10,532	10,532	0	0
Health and Welfare Benefits	0	0	0	0	0	44,384	0	0
Life Insurance Proceeds	0	0	0	0	450,000	0	0	0

Roger D. Watson
CIC Benefits Agreement	0	0	0	0	0	0	0	0
Stock Options /Stock SARs (1)	0	0	0	0	0	0	0	0
Restricted Stock (2)	2,518	0	0	0	2,518	2,518	0	0
Health and Welfare Benefits	0	0	0	0	0	49,315	0	0
Life Insurance Proceeds	0	0	0	0	500,000	0	0	0

Michael T. Vea
Employment Agreement			0
Stock Options/Stock SARs (3)			0
Restricted Stock (4)			0
Health and Welfare Benefits			0
Life Insurance Proceeds			0

Martin M. Zorn
Employment Agreement			0
Stock Options/Stock SARs (3)			0
Restricted Stock (4)			0
Health and Welfare Benefits			0
Life Insurance Proceeds			0

Raymond D. Beck
Employment Agreement			0
Stock Options/Stock SARs (3)			0
Restricted Stock (4)			0
Health and Welfare Benefits			0
Life Insurance Proceeds			0

(1)
Amount represents the value of “in-the-money” stock options held by the executive that would be deemed fully vested as a result of the specified termination scenario.  None of the outstanding stock options held by the executives in the table were “in-the-money.”

(2)
Amount represents the value of shares of restricted stock held by the executive that would be deemed fully vested as a result of the specific termination scenario based on the closing market price of our common stock on December 31, 2009, as reported by the Nasdaq Global Market. The amount excludes any long-term restricted stock that will not become fully transferable until after all CPP-related obligations have been satisfied.

(3)	The former officers did not hold any “in-the-money” stock options on the date of their termination.

(4)	Unvested restricted shares are forfeited following termination of employment.

Employment and Related Agreements

None of the named executive officers has an employment agreement with us or Integra Bank.  Messrs. Carroll, Duncan, Key and Watson are parties to Change in Control Benefits Agreements with a term that expires December 31, 2010; however, the term is automatically extended for successive terms of one year unless either party elects not to further extend the term by providing written notice prior to November 30 of the year for which notice is given.  A number of the provisions of these agreements are not operative for as long as we participate in the CPP.

Other Compensation Plans

Stock Option and Incentive Plans

During 2009, the committee issued awards only under the 2007 Equity Plan.  The Equity Plan reserves a total of 1,000,000 shares of common stock that may be issued in awards in the form of stock options, restricted shares, performance shares and performance units, and SARs.  The committee has broad discretion to determine the form and amounts of awards and to administer and interpret the plan.  As of February 26, 2010, 503,276 shares of common stock were available for issuance under the Equity Plan.

Equity Compensation Plan Information

The following table gives information concerning the number of shares of our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2009:

Equity Compensation Plan Information at 2009 Fiscal Year-End

	A	B	C
	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A) (1)
Plan category	(#)	($)	(#)
Equity compensation plans approved by security holders (2)	1,099,536	20.52	547,789

(1)	Adjusted to give effect to stock dividends.
(2)	Consists of the 1999 and the 2003 stock option plans and the 2007 Equity Plan.

401(k) Plan

We maintain a 401(k) plan for substantially all full-time and part-time employees.  Employees may voluntarily contribute to the plan.  Historically, we have matched employee contributions in an amount equal to 100% of the employee’s contributions up to 3% of the employee’s compensation plus 50% of the employee’s contributions greater than 3% and up to 5% of the employee’s compensation.  Beginning in April 2009, we temporarily suspended any company match contribution.  We may also make an additional profit sharing contribution to the plan, subject to the discretion of the Board of Directors.  There was no profit sharing contribution made for 2009.

Compensation of Non-Employee Directors

The following table sets forth information regarding the compensation earned by or awarded to each non-employee director who served on our Board of Directors during 2009.

2009 Board of Directors Compensation (1) (2)
	Fees Earned	Stock	All Other
	or Paid in Cash	Awards	Compensation	Total
Name	($)	($) (3)	($) (4)	($)

Michael J. Alley (5)	3,500	0	0	3,500

Sandra Clark Berry	42,600	1,513	35	44,148

Robert L. Goocher	54,467	310	17	54,794

Dr. H. Ray Hoops	46,667	1,513	35	48,215

Thomas W. Miller	49,200	1,513	35	50,748

Arthur D. Pringle, III (6)	42,300	1,579	29	43,908

Richard M. Stivers	50,400	1,513	35	51,948

Robert W. Swan (7)	11,300	2,280	14	13,594

Daniel T. Wolfe	45,000	1,513	35	46,548

(1)
Former directors Stevens and Vea are not included in this table because they did not receive any additional compensation for their services as a director.  Mr. Stevens resigned as a director effective June 30, 2009.  We paid Mr. Stevens total compensation of $130,193 in 2009.  Mr. Vea resigned as a director effective May 4, 2009.  Mr. Vea’s compensation for 2009 is shown in the Summary Compensation Table on page 26 of this proxy statement.

(2)	No stock option awards were granted to non-employee directors during 2009. As of December 31, 2009, no stock option awards were outstanding to non-employee directors.

(3)
Represents the fair market value of restricted stock on date of vesting. Restricted stock awards to non-     employees are not subject to forfeiture.  No restricted stock awards were granted to non-employee directors during 2009.

As of December 31, 2009, the aggregate number of shares of restricted stock held by each non-employee director was 743, with the exception of Mr. Goocher who held 417 shares.  Shares awarded to Messrs. Pringle and Swan vested on the date they ceased serving on the Board of Directors.

(4)	Represents dividends paid in 2009 on unvested restricted stock awards.

(5)
Mr. Alley served as a non-employee director and received director compensation until his appointment as Interim Chairman and Chief Executive Officer on May 4, 2009, at which time non-employee director compensation ceased.

(6)	Mr. Pringle resigned from the Board of Directors on December 29, 2009.

(7)	Mr. Swan resigned from the Board of Directors on March 18, 2009.

Narrative Discussion

In 2009, the Nominating and Governance Committee recommended to the full Board a temporary reduction in director compensation.  The Board approved a temporary reduction in their retainer and meeting fees effective July 1, 2009 through June 30, 2010.  In 2009, each non-employee director received compensation payable as follows:

Annual Retainer:
•	January 2009 through June 2009:
o	$18,000 cash retainer, prorated for any partial year of service.
•	July 2009 through December 2009:
o	$3,000 cash retainer, prorated for any partial year of service.

Meeting Fees:
•	January 2009 through June 2009:
o	$900 cash fee for each Board of Directors meeting attended.
o	$600 cash fee for each committee meeting attended.
•	July 2009 through December 2009:
o	$450 cash fee for each Board of Directors meeting attended.
o	$300 cash fee for each committee meeting attended.

Presiding Independent Director/Committee Chair Fees:
•	January 2009 through June 2009:
o	$1,000 fee payable in two quarterly payments to committee chairs.
•	July 2009 through December 2009:
o	$500 fee payable in two quarterly payments to committee chairs.
•	No payment made in 2009 for Presiding Independent Director.

Other:
•	January 2009 through June 2009:
o	$900 additional fee for each full day spent in training at seminars or other training sessions approved in advance by the Chairman of the Board.
•	July 2009 through December 2009:
o	$450 additional fee for each full day spent in training at seminars or other training sessions approved in advance by the Chairman of the Board.

Our Corporate Governance Principles provide that directors and executive officers are expected to own specified amounts of our common stock.  Directors are expected to own shares with an aggregate value equal to $100,000 within five years of being elected a director.  Based on the recommendation of the Compensation and Nominating and Governance Committees, the Board approved setting a new five year timetable for which current directors are to meet the stock ownership requirements by the end of 2013.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in compliance with the Exchange Act, we file periodic reports and other information with the SEC.  These reports and the other information we file with the SEC can be read and copied at the public reference room facilities maintained by the SEC in Washington, DC at 100 F Street, N.E., Washington, DC 20549.  The SEC’s telephone number to obtain information on the operation of the public reference room is (800) SEC-0330.  These reports and other information are also filed by us electronically with the SEC and are available at the SEC’s website, www.sec.gov.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

The date by which shareholder proposals must be received for inclusion in the proxy materials relating to the 2011 annual meeting of shareholders is December 7, 2010.  Our Bylaws provide that shareholders are required to give advance notice of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before a shareholders’ meeting.  With respect to annual meetings, the Bylaws generally provide that a shareholder of record entitled to vote at such meeting may nominate one or more persons for election as director or directors or properly bring business before such meeting only if the shareholder gives written notice thereof to the Secretary not less than 90 days prior to the annual meeting.  The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.  These advance notice and eligibility provisions are set forth in Article II, Section 9, and Article III, Section 8 of our Bylaws, a copy of which is available upon request.  Such requests and any shareholder proposals should be sent to Secretary, Integra Bank Corporation, 21 S.E. Third Street, P.O. Box 868, Evansville, Indiana 47705-0868.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into proxy statement documents we file with the SEC.  This means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC as specified below will update and supersede that information.  We incorporate by reference Items 7, 7A, 8 and 9 from our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.  This business and financial information is included in the annual report delivered to shareholders with this proxy statement.  You can also obtain the documents incorporated by reference in this proxy statement through the SEC at its website, www.sec.gov, by written request to Gretchen Dunn, Investor Relations, Integra Bank Corporation, 21 S.E.  Third Street, P.O. Box 868, Evansville, Indiana  47705-0868, or by telephone at (812) 464-9677.  If so requested, we will provide a copy of the incorporated filings by first class mail or equally prompt means within one business day of our receipt of your request.

Integra Bank

21 S.E. THIRD STREET
P.O. BOX 868
EVANSVILLE, IN 47705-0868

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 P.M. CDT on May 5, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 10:59 P.M. CDT on May 5, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR the following:

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. Election of Directors	☐	☐	☐	____________________

Nominees

01 Michael J. Alley 02 Sandra Clark Berry 03 Robert L. Goocher 04 Dr. H. Ray Hoops 05 Thomas W. Miller
06 Richard M. Stivers 07 Daniel T. Wolfe

The Board of Directors recommends you vote FOR the following proposal(s):

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

0000056811_1 R2.09.05.010

Integra Bank Corporation
Annual Meeting of Shareholders
Thursday, May 6, 2010
Integra Bank
Worthington Room - Lower Level
21 S.E. Third St.
Evansville, Indiana
9:30 a.m. CDT - Shareholders' Meeting

Directions to Integra Bank - Downtown Evansville

N
First Ave.
N. Main
Lloyd Expressway
Sycamore St.
Second St.
Third St.
Fourth St.
Fifth St.
Sixth St.
Dr. M.L. King Jr. Blvd.
Ninth St.
Heidelbach
Governor
Highway 41
Main St.
Locust St.
Walnut St.
Walnut St.

✦ Indicates free parking. ■ Indicates meeting location.

Your vote is important.
Do not return this card if you have voted by telephone or by Internet.

Unless you have voted by telephone or by Internet, please mark your proxy on the reverse side, sign it and date it, and return it promptly in the envelope provided.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K, Shareholder Letter is/are available at www.proxyvote.com .

INTEGRA BANK CORPORATION
Annual Meeting of Shareholders
May 6, 2010 9:30 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Michael B. Carroll and John W. Key, Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as below, all the shares of Common Stock of Integra Bank Corporation held of record by the undersigned on February 26, 2010, at the Annual Meeting of Shareholders to be held on May 6, 2010, or any adjournment thereof.

Unless you vote by telephone or by Internet, please mark, sign and date this proxy card on the reverse side and return it promptly in the enclosed postage-paid envelope so that your shares may be represented at the Annual Meeting of Shareholders. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This Proxy when executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this Proxy will be voted FOR all the director nominees and FOR proposals 2, 3 and 4. All former Proxies are hereby revoked.

Unless you have voted by telephone or by Internet, please mark your proxy on the reverse side, sign it and date it, and return it promptly in the envelope provided.

Address change/comments:

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on the reverse side

00000568 2 R2.09.05.0 0